Exhibit 10.5

THERAVANCE RESPIRATORY COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

May 31, 2014

i

ARTICLE VII OFFICERS		30
7.1	Officers	30
7.2	Reliance by Third Parties	31
7.3	Actions and Determinations of the LLC	31

ARTICLE VIII ACCOUNTING AND RECORDS		32
8.1	Financial and Tax Reporting	32
8.2	Members Access to Certain Information	32
8.3	Books and Records	32
8.4	Tax Returns	32
8.5	Tax Matters Partner	32
8.6	Confidentiality	32

ARTICLE IX CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME AND NET LOSS		34
9.1	Capital Accounts	34
9.2	Allocations of Net Income and Net Loss	34
9.3	Special Allocation Provisions	35
9.4	Curative Allocations	36
9.5	Tax Allocations	36
9.6	Compliance with Section 704(b) of the Code	37
9.7	Section 754 Election	37

ARTICLE X EXPENSES		37
10.1	Expenses	37

ARTICLE XI DISTRIBUTIONS		37
11.1	Distributions	37
11.2	Tax Distributions	37
11.3	No Other Withdrawals	38
11.4	Distribution Limitations	38

ARTICLE XII TRANSFER OF MEMBERSHIP; OTHER MATTERS		38
12.1	Transfer	38
12.2	Transfer Void	39
12.3	Effect of Assignment	39
12.4	Legends	39
12.5	Publicly Traded Partnership Limitations	40
12.6	Effective Date	40
12.7	Redemption	40
12.8	Assignment of Reverted Drug Programs	40
12.9	Admission of Permitted Assignee as a Member	41
12.10	Transfer to Theravance Biopharma at Effective Time; Admission of Theravance Biopharma at Effective Time	41

ARTICLE XIII INDEMNIFICATION AND LIMITATION OF LIABILITY		41
13.1	Indemnification	41

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13.2	Exculpation	42
13.3	Limitation of Liability	43

ARTICLE XIV DISSOLUTION AND TERMINATION		43
14.1	Dissolution	43
14.2	Authority to Wind Up	44
14.3	Winding Up and Certificate of Cancellation	44
14.4	Distribution of Assets	44
14.5	Contingent Distribution	44

ARTICLE XV MISCELLANEOUS		45
15.1	Amendment	45
15.2	Power of Attorney	46
15.3	Withholding	47
15.4	Apportionment of Amounts Withheld at the Source or Paid by the LLC	47
15.5	Notice to and Consent of Members	48
15.6	Further Assurances	48
15.7	Binding Effect	48
15.8	Governing Law	48
15.9	Title to LLC Property	48
15.10	Dispute Resolution	48
15.11	Entire Agreement	52
15.12	Counterparts	52
15.13	No State-law Partnership	52
15.14	Tax Classification	52
15.15	Severability	53
15.16	No Third Party Beneficiary	53
15.17	Interpretation	53
15.18	Aggregation of Units	53

EXHIBIT A	Members; Units
EXHIBIT B	Manager; Officers; Tax Matters Member
EXHIBIT C	Assigned Rights and Benefits and Assumed Liabilities

ATTACHMENT A	Assigned Assets — Patents
ATTACHMENT B	Assigned Assets — Trademarks
ATTACHMENT C	Assigned Assets — Domain Names
ATTACHMENT D	Assigned Assets — Registrations
ATTACHMENT E	Assumed Liabilities
ATTACHMENT F	FF Chemical Structure
ATTACHMENT G	UMEC Chemical Structure
ATTACHMENT H	VI Chemical Structure

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THERAVANCE RESPIRATORY COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (the “Agreement”) of Theravance Respiratory Company, LLC (the “LLC”) is entered into pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6, §§18-101, et seq., as amended from time to time (the “Act”), effective as of May 31, 2014, by and among (i) each Member (as hereinafter defined) set forth on Exhibit A hereto, each having duly executed this Agreement or a counterpart to this Agreement intending to be legally bound by the following terms and conditions, (ii) Theravance, Inc., a Delaware corporation, as Manager, having duly executed this Agreement or a counterpart to this Agreement intending to be legally bound by the following terms and conditions, and (iii) such other Persons who may hereafter be admitted from time to time as Members (as hereinafter defined) in accordance with the provisions hereof.

RECITALS

WHEREAS, Theravance has announced its plan to spin off its drug discovery and development business into Theravance Biopharma, which will be a separate publicly traded company;

WHEREAS, at the Contribution Time, Theravance will assign to the LLC its Strategic Alliance Agreement with GSK and all of its rights and obligations under its Collaboration Agreement with GSK, other than with respect to the Retained Products, and certain other related assets and liabilities;

WHEREAS, immediately after the Contribution Time, Theravance’s Class A Units, Class B Units and Class C Units of the LLC will entitle it to 100% of the economic interest in all future payments made by GSK to the LLC under the GSK Agreements relating to the Assigned Products;

WHEREAS, at the Effective Time, Theravance shall transfer all of its Class B Units in the LLC and six thousand three hundred seventy-five (6,375) of its Class C Units in the LLC to Theravance Biopharma and Theravance Biopharma shall be admitted as a Member; and

WHEREAS, the LLC shall be controlled by Theravance who shall, among other things, appoint the Manager which shall manage the business and affairs of the LLC:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  The following terms shall have the meanings set forth for purposes of this Agreement:

“Accounting Period” shall mean for each Fiscal Year the period beginning on the 1st of January and ending on the 31st of December; provided, however, that the first Accounting Period commenced on the date of formation of the LLC and shall end on December 31 of the year of formation of the LLC; and provided, further, that, at the election of the Manager, a new Accounting Period shall commence on any date on which an additional Member is admitted to the LLC or a Member ceases to be a Member for any reason.

“Act” shall have the meaning ascribed to it in the Preamble.

“Action” shall mean any demand, action, cause of action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliates” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.  For the avoidance of doubt, as of the Effective Time, GSK is not an Affiliate of Theravance or Theravance Biopharma.

“Agreement” shall mean this Limited Liability Company Agreement of the LLC as the same shall be amended from time to time.

“Alliance Product” shall mean that term as defined in the Strategic Alliance Agreement.

“ANORO™” shall mean the Collaboration Product consisting of (a) the combination medicine comprising UMEC with VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name “ANORO™ ELLIPTA™”, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems and formulations, in each case, with respect to only such combination medicine set forth in subsection (a) comprising UMEC with VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

“Assigned Assets” shall mean:

(a)                                 All of Theravance’s rights, title and interest in and to the patents and patent applications listed in Attachment A, and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(b)                                 All of Theravance’s rights, title and interest in and to the Trademarks listed on Attachment B, together with (i) all common law rights to such Trademarks, (ii) the goodwill of the LLC Business symbolized by such Trademarks, (iii) all Actions for, or arising from any infringement, dilution, unfair competition, or other violation, including past infringement, dilution, unfair competition, or other violation, of such Trademarks, and (iv) all rights corresponding thereto throughout the world.

(c)                                  All of Theravance’s rights, title and interest in and to the domain names listed in Attachment C and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(d)                                 All U.S. and foreign copyrights and copyrightable subject matter related to the LLC Business (and not to the Theravance Business), whether registered or unregistered, published or unpublished, statutory or common law, including all related registrations, applications and common law rights, in any labels, product marketing materials or other copyrighted works related to the LLC Business and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing (“LLC Copyrights”).

(e)                                  All of Theravance’s rights, title and interest in and to any Intellectual Property, including trade secrets, not heretofore described in the definition of Assigned Assets that is reasonably likely to be used in the LLC Business  (and not in the Theravance Business) and that Theravance in its sole discretion determines to assign to the LLC.

(f)                                   With respect to the Assigned Products, all (i) regulatory filings and approvals, registrations and governmental authorizations, (ii) each NDA, (iii) each IND or equivalent, (iv) all compliance notices, licenses and permits, (v) all applications to the FDA or the comparable foreign law or bodies in effect or pending at the Effective Time, and (vi) all materials and information relating to the FDA and other Governmental Approvals for the LLC Business, all as set forth on Attachment D, and all information contained therein (collectively, the “Registrations”).

(g)                                  All Books and Records.

(h)                                 All pre-clinical and clinical data related to the LLC Business (and not to the Theravance Business) and which is contained in Theravance’s databases or otherwise in Theravance’s possession or control.

(i)                                     All of Theravance’s rights, title and interest in and to the Clinical Trial Materials to the extent not related to the Theravance Business.

(j)                                    All of Theravance’s rights, title and interest in and to the Clinical Trial Study Reports to the extent not related to the Theravance Business.

(k)                                 All of Theravance’s rights, title and interest in and to any and all other assets that primarily relate to the Assigned Drug Programs or Assigned Products (and not to the

Theravance Business) or that otherwise are expressly contemplated by this Agreement (or the Attachments and Schedules hereto) to be transferred by Theravance to the LLC.

“Assigned Collaboration Product” shall mean each Collaboration Product and any other compound that has been, is currently or may in the future be developed or commercialized under the Collaboration Agreement other than Retained Products.

“Assigned Drug Programs” shall mean (i) the rights and obligations of Theravance under the GSK Agreements relating to the Assigned Products, (ii) the Liabilities of Theravance under the GSK Agreements relating to the Assigned Products and (iii) the Assigned Assets and Assumed Liabilities.

“Assigned Products” shall mean, individually and collectively, each Assigned Collaboration Product and each Assigned Strategic Alliance Product.

“Assigned Strategic Alliance Product” shall mean each Alliance Product and any other compound that has been, is currently or may in the future be developed or commercialized under the Strategic Alliance Agreement.

“Assignment” shall mean that term as defined in Section 4.1(a).

“Assumed Liabilities” shall mean:

(a)                                 All Liabilities under the Registrations arising after the Effective Time.

(b)                                 All other Liabilities primarily arising out of the Assigned Drug Programs or Assigned Products or otherwise arising out of the conduct of Theravance’s business solely to the extent relating to of the conduct of the LLC Business or the Assigned Assets.

(c)                                  Any and all Liabilities expressly set forth on Attachment E.

(d)                                 Any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to and assumed by the LLC.

“Assumption” shall mean that term as defined in Section 4.1(c).

“Books and Records” shall mean books and records of the business, operations and accounts of an Assigned Product or the LLC to the extent not related to the Theravance Business.

“BREO®/RELVAR®” means (a) the combination medicine comprising FF and VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name “BREO® ELLIPTA®” in the United States and “RELVAR® ELLIPTA®” in the European Union and Japan, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems and formulations, in each case, with respect only to such combination medicine set forth in subsection (a) comprising FF and VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

“Business Day” shall mean any day on which banks located in New York, New York are not required or authorized by law to remain closed.

“Capital Account” shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 9.1(a) hereof.

“Capital Contribution” shall mean, with respect to any Member, any contribution to the LLC by such Member of cash or other property.  Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Carrying Value” shall mean:

(a)                                 with respect to any LLC asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)                                     the Carrying Value of any asset contributed or deemed contributed by a Member to the LLC shall be the fair market value of such asset at the time of contribution as determined by agreement of the Members;

(ii)                                  the Carrying Value of any asset distributed or deemed distributed by the LLC to any Member shall be adjusted immediately prior to such distribution to equal its fair market value at such time;

(iii)                               the Carrying Values of all LLC assets shall be adjusted to equal their respective fair market values as of the following times:

(1)                                 immediately prior to the date of the acquisition of any additional Interest by any new or existing Member, other than in exchange for a de minimis Capital Contribution;

(2)                                 immediately prior to the date of the distribution of more than a de minimis amount of LLC property to a Member;

(3)                                 the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(4)                                 in connection with the grant of an Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the LLC or a subsidiary of the LLC by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of becoming a Member; provided that an adjustment described in subclauses (1), (2) and (4) of this clause (iii) shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the collective economic interests of the Members in the LLC.

In the case of any asset that has a Carrying Value determined pursuant to subclause (1), (2) or (4) above, depreciation or deductions shall be computed based on the asset’s Carrying Value as so determined, and not on the asset’s adjusted tax basis, as more fully described under the definition of Net Income and Net Loss below.

(b)                                 with respect to any liability, at a given time, the amount of such liability to the extent:

(i)                                     reflected in the basis of any asset;

(ii)                                  previously or currently deductible in computing Net Income or Net Loss or otherwise for Capital Account maintenance purposes; or

(iii)                               otherwise previously taken into account for Capital Account maintenance purposes.

“Certificate” shall have the meaning ascribed to it in Section 2.1.

“Class” shall mean the group of Members owning all of the outstanding Units of a particular class of Units as set forth in Section 3.2(a) hereof.

“Class A Members” shall mean Members holding Class A Units, their permitted successors and assigns who may be admitted to the LLC as Class A Members, in accordance with the terms hereof and any other Person who may be admitted to the LLC as a Class A Member in accordance with the terms of this Agreement.

“Class A Units” shall have the meaning ascribed to it in Section 3.2(a).

“Class B Members” shall mean Members holding Class B Units, their permitted successors and assigns who may be admitted to the LLC as Class B Members, in accordance with the terms hereof and any other Person who may be admitted to the LLC as a Class B Member in accordance with the terms of this Agreement.

“Class B Units” shall have the meaning ascribed to it in Section 3.2(a).

“Class C Members” shall mean Members holding Class C Units, their permitted successors and assigns who may be admitted to the LLC as Class C Members, in accordance with the terms hereof and any other Person who may be admitted to the LLC as a Class C Member in accordance with the terms of this Agreement.

“Class C Units” shall have the meaning ascribed to it in Section 3.2(a).

“Clinical Trial” shall mean a pre-clinical or clinical trial related to the Assigned Products.

“Clinical Trial Materials” shall mean the Assigned Products and the placebo for each of these products for use in Clinical Trials, whether in bulk, formulated or finished form and whether in existence at the Effective Time.

“Clinical Trial Study Reports” shall mean all reports or summaries of all data, records and documents resulting from the Clinical Trials.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means that certain Collaboration Agreement, dated as of November 14, 2002, by and between Theravance and GSK, including all amendments and supplements thereto (including the Theravance Collaboration Agreement Amendment dated March 3, 2014 (the “Collaboration Amendment Agreement”)).

“Collaboration Product” shall mean that term as defined in the Collaboration Agreement.

“Consents” shall mean any and all consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Contingent Distribution” shall have the meaning ascribed to it in Section 14.5.

“Contribution Time” shall mean 11:59 p.m. Pacific Daylight Time on May 31, 2014.

“Costs” shall mean LLC Costs and Management Costs.

“Defined Covenants” shall mean any covenant:

(a)                                 requiring Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) to fully perform and comply with the Master Agreement and this Agreement and prohibiting any of them from taking any action, or failing to take any action, that breaches, violates or could reasonably be expected to breach or violate the Master Agreement or this Agreement;

(b)                                 (A) requiring Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) to enforce the Master Agreement and this Agreement and their rights thereunder and hereunder, in each case to the extent that the failure to do so under this clause (A) would be reasonably expected to have a direct or indirect material and adverse effect on Theravance Biopharma’s or its permitted transferees’, successors’ and permitted assigns’ (as applicable) rights or obligations under the Master Agreement or this Agreement, and (B) prohibiting Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) from amending, modifying, supplementing, waiving, canceling, terminating or granting any consent thereunder or hereunder, or taking any other action or failing to take any action having the effect of the foregoing, or agreeing to do any of the foregoing directly or indirectly, in whole or in part, to the Master Agreement or this Agreement or any rights thereunder or hereunder, in each case to the extent that such action or inaction referred to in clause (B) would be reasonably expected to have a direct or indirect material and adverse effect on Theravance Biopharma’s or its permitted transferees’, successors’ and permitted assigns’ (as applicable) rights or obligations under the Master Agreement or this Agreement;

(c)                                  prohibiting Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) from taking any action to, directly or indirectly, adversely impact, delay, forgive, release or compromise any amount owed to or becoming owing to them under this Agreement; and

(d)                                 requiring a holder to maintain its separate existence from any other entity and to operate in a manner so as to establish or maintain a bankruptcy remote status, including by restricting incurrence of debt, grant of liens, employment of employees and consultants, ownership or lease of real or personal property, guarantees, incurrence of liabilities, issuance of securities, lines of business, and initiation of bankruptcy or insolvency proceedings and other similar customary covenants regarding bankruptcy remote status.

“DGCL” shall mean the General Corporation Law of the State of Delaware, 8 Del. Code § 101 et seq., as amended from time to time.

“Designated Jurisdiction” shall mean California.

“Distribution Date” shall mean that term as defined in the Separation and Distribution Agreement.

“Effective Time” shall mean 12:01 a.m. Pacific Daylight Time on June 1, 2014.

“Electronic Signature” shall have the meaning ascribed to it in Section 15.12.

“Estimated Tax Period” shall mean, for each Fiscal Year, the periods of January 1 through March 31, April 1 through May 31, June 1 through August 31, and September 1 through December 31 (each a “Fiscal Quarter”).

“FF” shall mean the inhaled corticosteroid known as Fluticasone Furorate (with the chemical structure as set forth in Attachment F) or an ester, salt or other noncovalent derivative thereof.

“Financial Plan” shall have the meaning ascribed to it in Section 5.3(e).

“Fiscal Year” shall mean the taxable year of the LLC, which shall be the period from January 1 to December 31 of each year, except as otherwise required by the Code.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local, foreign or international court government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental entity.

“GSK” shall mean Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales.

“GSK Agreements” shall mean the Collaboration Agreement and the Strategic Alliance Agreement, individually or collectively.

“IND” shall mean an investigational new drug application, including any amendments and supplements thereto, and all reports, correspondence and other submissions related thereto.

“Indebtedness” shall mean as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (d) all liabilities and obligations secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; and (e) all Indebtedness of any other Person referred to in clauses (a) through (e) above, guaranteed, directly or indirectly, by that Person; but excluding all obligations of such Person for deferred rent.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks and all goodwill associated therewith, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (h) rights to domain names, (i) rights to personal information, (j) telephone numbers and internet protocol addresses, (k) applications and registrations for the foregoing, and (l) Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing (and rights to bring such Actions).

“Interest” shall mean the interest of a Member (or a permitted assignee of a Member) in the LLC, which is represented by the Units held by such Member (or permitted assignee), and includes all of the respective rights and responsibilities appurtenant thereto hereunder, including (i) with respect to a Member (but not an assignee), the right, if any, to vote, (ii) the right to have a Capital Account maintained for such Member (or assignee), (iii) the right to receive allocations of Net Income and Net Losses pursuant to Article IX, (iv) the right to receive distributions of cash or property of the LLC, (v) the right to appoint the Manager, if applicable and (vi) the right to approve the actions prohibited by Section 5.4, if applicable.

“Interim Period” shall mean, upon the Transfer of a Member’s Interest (other than the Theravance Biopharma Transfer or the R&D Transfer), a change in the LLC Percentage of any Member, the resignation of a Member from the LLC or the admission of a new Member to the LLC (other than the admission of Theravance Biopharma as a Member pursuant to Section 12.10 or the R&D Transfer), in each case, other than on the first day of any Fiscal Year, or, upon the election of the Manager, the period beginning on the date of such event or election and ending on the last day of the Fiscal Year in which such Interim Period began or on the day immediately preceding the beginning of a new Interim Period, whichever is earlier.

“Law” shall mean any constitutional provision, law, statute, rule, regulation (including any stock exchange rule or regulation), ordinance, treaty, order, decree, license, permit, policy, guideline, consent, approval, certificate, judgment or decision of any governmental authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or quasi-judicial tribunal.

“Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever, including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention contract, the interest of a lessor under a lease which in accordance with GAAP should be recorded as a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

“LLC” shall have the meaning ascribed to it in the Preamble.

“LLC Business” shall mean exercising all of the rights and benefits and performing and discharging all of the liabilities and obligations under (i) the Strategic Alliance Agreement and (ii) the Collaboration Agreement relating to the Assigned Collaboration Products.

“LLC Costs” shall mean all costs and expenses incurred by or on behalf of the LLC relating to the operation of the LLC, whether recurring or non-recurring, including, without limitation, (i) occupancy costs, (ii) personnel costs of the LLC, (iii) general administrative costs of the LLC, including service costs (if any) from Theravance for services provided to the LLC, and (iv) costs of indemnifying the Manager.

“LLC Percentage” shall mean, as of any date, the LLC Percentage for each Member (or assignee of such Member), which shall be determined by dividing the number of Units of such Member (or assignee) in the LLC as of such date by the sum of total issued and outstanding Units in the LLC as of such date (including, for the avoidance of doubt, all Class A Units, all Class B Units and all Class C Units).  The sum of the Members’ (and assignees of Members’) LLC Percentages shall be one hundred percent (100%).

“Majority in Interest of the Class A Members” shall mean, as of any date, unless otherwise expressly set forth herein, the Member(s) holding at least a majority of the outstanding Class A Units as of such date.

“Majority in Interest of the Class B Members” shall mean, as of any date, unless otherwise expressly set forth herein, the Member(s) holding at least a majority of the outstanding Class B Units as of such date.

“Majority in Interest of the Class C Members” shall mean, as of any date, unless otherwise expressly set forth herein, the Member(s) holding at least a majority of the outstanding Class C Units as of such date.

“Management Fee” shall mean the management fee payable to the Manager on a quarterly basis pursuant to Section 5.5.

“Manager” means the Person appointed pursuant to Section 5.1 to manage the business and affairs of the LLC or, if no Person is appointed as Manager pursuant to Section 5.1, a Majority in Interest of the Class A Members.

“Master Agreement” means that certain Master Agreement, dated March 3, 2014, by and among GSK, Theravance and Theravance Biopharma, as amended from time to time.

“Members” and “Member” means the Persons listed as members on Exhibit A (as may be amended from time to time) and any other Person that both acquires an Interest and is admitted to the LLC as a Member in accordance with the terms of this Agreement, in such Person’s capacity as a member of the LLC.

“NDA” shall mean a new drug application, including any amendments or supplements thereto, and all reports, correspondence and other submissions related thereto.

“Net Cash” shall mean an amount of cash at the end of each Fiscal Quarter (and Interim Period, if applicable) equal to (i) the amount of cash and cash equivalents held by the LLC as of the end of such Fiscal Quarter (or Interim Period, if applicable) minus (ii) the cash, if any, expected to be used in the LLC over the next four Fiscal Quarters.

“Net Income” and “Net Loss” shall mean, for each Accounting Period, an amount equal to the LLC’s net taxable income or loss, as applicable, for such Accounting Period, determined in accordance with Code Section 703(a) (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss) and determined in accordance with the accounting method used by the LLC for U.S. Federal income tax purposes with the following adjustments (without duplication):

(a)                                 all items of income, gain, loss or deduction specifically allocated pursuant to Section 9.3 shall not be taken into account in computing such taxable income or loss;

(b)                                 any income of the LLC that is exempt from U.S. Federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(c)                                  if the Carrying Value of any asset differs from its adjusted tax basis for U.S. Federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value;

(d)                                 upon an adjustment to the Carrying Value of any asset pursuant to clauses (ii) or (iii) of subsection (a) of the definition of Carrying Value (other than an adjustment in respect of depreciation), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

(e)                                  if the Carrying Value of any asset differs from its adjusted tax basis for U.S. Federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Carrying Value as the U.S. Federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. Federal income tax depreciation, amortization or other cost recovery deduction is zero, the Manager may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss; and

(f)                                   except for items set forth in clauses (a) through (e) above, any expenditures of the LLC not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition shall be treated as deductible items.

For the avoidance of doubt, costs and expenses of the LLC shall not include Management Costs that are borne by the Manager.

“Non-Contributing Member” shall have the meaning ascribed to it in Section 4.2.

“Nonrecourse Deductions” shall be as defined in Treasury Regulations Section 1.704-2(b).  The amount of Partner Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” shall have the meaning ascribed to it in Section 7.1.

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall be as defined in U.S. Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” shall be as defined in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Permitted Consultants” shall have the meaning ascribed to it in the Master Agreement.

“Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, government entity, custodian, nominee or any other individual or entity in its own or representative capacity.

“Projected Capital Contribution” for the LLC shall mean an amount calculated each Fiscal Quarter equal to the forecast negative net cash flow of the LLC for that Fiscal Quarter, as set forth in the Operating Plan then in effect for such Fiscal Quarter.

“Proprietary Information” shall have the meaning ascribed to it in Section 8.6.

“R&D Transfer” shall mean the contemplated Transfer on or about June 1, 2014 of Theravance Biopharma’s Interests to Theravance Biopharma R&D, Inc., a wholly-owned subsidiary of Theravance Biopharma.

“Restricted Party” means any of Almirall, AstraZeneca, Boehringer Ingelheim, Chiesi, Forest Laboratories, Merck, Mylan, Novartis, Sandoz, Teva, Theravance Biopharma and any other pharmaceutical or biotechnology company with a product either being developed or commercialized for the treatment of respiratory disease, and their respective Restricted Party Affiliates.

“Restricted Party Affiliate” with respect to any person means any other person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such person for so long as such control exists, where “control” means the decision-making authority as to such other person and, further, where such control shall be presumed to exist where such other person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

“Retained Product” means each of ANORO™, BREO®/RELVAR® and VI Monotherapy.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder.

“Securities Exchange Act” shall mean the United States Securities Exchange Act of 1934, as then in effect and as thereafter amended from time to time, or any successor statute, including the rules and regulations promulgated thereunder.

“Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement between Theravance and Theravance Biopharma dated as of June 1, 2014.

“Strategic Alliance Agreement” shall mean that certain Strategic Alliance Agreement, dated as of March 30, 2004, by and between Theravance and GSK, including all amendments and supplements thereto (including the Theravance Strategic Alliance Agreement Amendment dated March 3, 2014 (the “Strategic Alliance Amendment Agreement”).

“Tax Matters Partner” shall have the meaning ascribed to it in Section 8.5.

“Theravance” shall mean Theravance, Inc., a Delaware corporation, its successors and/or permitted assigns.

“Theravance Affiliate” shall mean an “Affiliate” (as such term is defined in the GSK Agreements) of Theravance.

“Theravance Biopharma” shall mean Theravance Biopharma, Inc., a Cayman Islands exempted company, its successors and/or permitted assigns.

“Theravance Biopharma Transfer” shall mean the Transfer of all Class B Units and six thousand three hundred seventy-five (6,375) Class C Units to Theravance Biopharma pursuant to Section 12.10.

“Theravance Biopharma Triggering Event” shall mean the Transfer to GSK and/or its Affiliates, in one or more transactions, of a Majority in Interest of the Class B Units, which, for the avoidance of doubt, shall include (a) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) following which GSK and/or its Affiliates own at least 50% of the outstanding equity securities of Theravance Biopharma, the entity surviving such transaction or any direct or indirect parent entity of such continuing or surviving entity at a time when Theravance Biopharma or such entity surviving such transaction or any such direct or indirect parent entity of such continuing or surviving entity or any of its subsidiaries holds a Majority in Interest of the Class B Units; or (b) the sale, lease, license, transfer or disposal of all or substantially all of the business or assets  of Theravance Biopharma to GSK and/or its Affiliates provided that following such transaction GSK and/or its Affiliates hold a Majority in Interest of the Class B Units.

“Theravance Business” shall mean any business within (i) the “ParentCo Business” as defined in the Separation and Distribution Agreement (other than the portion thereof that is specific to the Assigned Products) or (ii) the “SpinCo Business” as defined in the Separation and Distribution Agreement.

“Theravance Triggering Event” shall mean: (a) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) following which GSK and/or its Affiliates own at least 50% of the outstanding equity securities of Theravance, the entity surviving such transaction or any direct or indirect parent entity of such continuing or surviving entity; (b) the sale, lease, license, transfer or other disposal of all or substantially all of the business or assets of Theravance to GSK and/or its Affiliates; (c) the assignment by Theravance or its Affiliate to GSK or its Affiliate of all or substantially all of its rights and obligations under the Collaboration Agreement or the Strategic Alliance Agreement; (d) the Transfer to GSK and/or its Affiliates of a Majority in Interest of the Class A Units; or (e) the occurrence of (1) the breach or violation by Theravance of the GSK Agreements or the taking of other action by Theravance, in each case, that gives GSK the right to terminate or invalidate the GSK Agreements or the terms thereof relating to the Assigned Drug Programs and (2) the termination or invalidation of the GSK Agreements or the terms thereof relating to the Assigned Drug Programs by GSK.

“Theravance Triggering Event Date Agreements” shall have the meaning ascribed to it in Section 3.14.

“Third Party” shall mean any Person other than Theravance, any Theravance Affiliate, the LLC and any LLC Affiliate.

“Transfer” shall mean transfer, sell, mortgage, pledge, assign or otherwise dispose of, either directly or indirectly, by operation of law or otherwise.  For the avoidance of doubt, (i) the grant of Defined Covenants by Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) with respect to the Master Agreement, this Agreement or the Class B Units or Class C Units in connection with any monetization of any Interest in its Class B Units or Class C Units, and the grant of “Pre-Agreed Covenants” (as defined in the Master Agreement) in compliance with the Master Agreement shall not constitute a Transfer under this Agreement; and (ii) the parties expressly agree that no inference shall be drawn as to whether any other grant of any covenants constitutes an assignment under any GSK Agreement or a Transfer under this Agreement from the fact of the agreements with respect to Defined Covenants and Pre-Agreed Covenants.  Notwithstanding the foregoing, Theravance Biopharma (on behalf of itself and its permitted transferees, successors and permitted assigns) agrees that, as a condition to the granting of any Defined Covenants:  (i)  Theravance Biopharma and/or its permitted transferees, successors or permitted assigns (as applicable) shall obtain a certification from the original third party recipient of such Defined Covenants, as applicable, that it is not a Restricted Party (as defined above); and (ii) any notes, securities or other instruments subject to such covenants shall provide that (a) they may not be held by a Restricted Party and if, notwithstanding such prohibition, such notes, securities or other instruments come to be held by a Restricted Party, such Restricted Party shall not be entitled to enforce or vote to enforce such Defined Covenants, (b) any holder of such notes, securities or other instruments seeking to enforce or to vote to enforce such Defined Covenants must provide a certificate for the benefit of the issuer that such holder is not a Restricted Party, and (c) the restriction set forth in the preceding sections (a) and (b) and this section (c) may not be waived or amended.  Any notes, securities or other instruments subject to such Defined Covenants issued in physical form shall bear a legend referencing the provisions set forth in (a), (b) and (c) of the foregoing sentence.

“Treasury Regulations” shall mean regulations issued pursuant to the Code.

“UMEC” shall mean the long-acting muscarinic antagonist umeclidinium bromide (with the chemical structure as set forth in Attachment G) or an ester, salt or other non-covalent derivative thereof.

“Units” shall mean the Class A Units, the Class B Units and the Class C Units.

“VI” shall mean the long-acting beta2 agonist vilanterol (with the chemical structure as set forth in Attachment H) or an ester, salt or other noncovalent derivative thereof.

“VI Monotherapy” shall mean (a) VI, solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)), and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems, in each case, with respect to only VI solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)).

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

2.1                               Formation.  The LLC has been formed as a Delaware limited liability company by the execution and filing with the Secretary of State of the State of Delaware of a Certificate of Formation (as the same may be amended from time to time, the “Certificate”).  Upon such filing, the powers of such authorized person ceased.  The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.  The Members hereby ratify the actions of the authorized person of the LLC in executing and filing the Certificate with the Secretary of State of the State of Delaware.  Other than actions relative to its formation, the LLC has not engaged in any business or conducted any other activities prior to the date of this Agreement.

2.2                               Name and Principal Place of Business.  Unless and until amended in accordance with this Agreement and the Act, the name of the LLC will be “Theravance Respiratory Company, LLC.”  The principal place of business of the LLC shall initially be located at 901 Gateway Blvd., South San Francisco, CA 94080, or such other location as the Manager may, from time to time, designate.  The address of the LLC’s registered office in the State of Delaware, and the name of the registered agent for service of process, shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other place or person in the State of Delaware as the Manager shall designate.

2.3                               Agreement.  For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended in accordance with this Agreement.  It is the express intention of the parties hereto that this Agreement shall be the sole statement of agreement among them, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule.  To the extent any provision of this Agreement is prohibited or ineffective under the Act or other applicable law, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act or such other applicable law.  In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such interpretation or amendment.

2.4                               Business.  The purpose of the LLC is to (i) engage in the LLC Business, (ii) enter into, make, and perform all contracts and other undertakings relating thereto or arising therefrom, (iii) carry on any other business or activity relating thereto or arising therefrom and (iv) carry on anything incidental, convenient or necessary to the foregoing.  Notwithstanding the foregoing, the LLC may engage in any lawful business permitted under the Act or the laws of any jurisdiction in which the LLC may do business.

2.5                               Definitions.  Terms not otherwise defined in this Agreement shall have the meanings set forth in Article I.

2.6                               Term.  The term of the LLC commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the LLC is dissolved pursuant to Article XIV of this Agreement.

ARTICLE III

MEMBERS AND INTERESTS

3.1                               Units Generally.

(a)                                 Generally.  The Interest of each of the Members in the LLC shall consist of a number of “Units.”  Except as otherwise provided in this Agreement or the Act, the holders of each class of Units shall be entitled to the rights, subject to the obligations set forth herein, ascribed to such class of Units.  The Units shall be uncertificated unless the Manager determines that the Units shall be represented by certificates in such form as shall be determined by the Manager from time to time.  If applicable, the LLC may issue a new certificate in place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the LLC may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative to give the LLC a bond sufficient to indemnify it against any claim that may be made against it on account of that alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

3.2                               Classes of Units. There are three classes of Units designated “Class A Units” (the “Class A Units”), “Class B Units” (the “Class B Units”) and “Class C Units” (the “Class C Units”).  Subject to the terms and conditions of Articles III and IV hereof, the LLC is authorized to issue up to ten thousand (10,000) Units in the aggregate, divided as follows:  (i) seven hundred fifty (750) Units shall be Class A Units, of which seven hundred fifty (750) Class A Units shall be issued and outstanding and owned by the Class A Members as of the Contribution Time, (ii) two thousand one hundred twenty-five (2,125) Units shall be Class B Units, of which two thousand one hundred twenty-five (2,125) Class B Units shall be issued and outstanding and owned by the Class B Members as of the Contribution Time, and (iii) seven thousand one hundred twenty-five (7,125) Units shall be Class C Units, of which seven thousand one hundred twenty-five (7,125) Class C Units shall be issued and outstanding and owned by the Class C Members as of the Contribution Time.  The parties hereto agree that, notwithstanding anything to the contrary in this Agreement, the LLC is not and shall not be authorized to issue additional classes of Units or additional Class A, Class B or Class C Units, other than those authorized and issued pursuant to the preceding sentence.  Each Class A Member shall hold an Interest in the LLC represented by the Class A Units set forth opposite the Member’s name on Exhibit A, as amended from time to time pursuant to Section 15.1(c), each Class B Member shall hold an Interest in the LLC represented by the Class B Units set forth opposite the Member’s name on Exhibit A (after giving effect to the Theravance Biopharma Transfer pursuant to Section 12.10), as amended from time to time pursuant to Section 15.1(c), and each Class C Member shall hold an Interest in the LLC represented by the Class C Units set forth opposite the Member’s name on Exhibit A (after giving effect to the Theravance Biopharma Transfer pursuant to Section 12.10), as amended from time to time pursuant to Section 15.1(c).  For the avoidance of doubt each Member may hold more than one class of Units.  Each Member holding Units shall have (a) the right to share in the Net Income and Net Loss of the LLC as provided in this Agreement, (b) a right to the Capital Account maintained for such Member according to Article IX hereof, (c) the right to receive distributions from the LLC as provided in this Agreement, and (d) such other relative rights, powers and duties as are set forth in this Agreement.

3.3                               Members.  The Members of the LLC are set forth on Exhibit A attached hereto, each of whom is (or, in the case of Theravance Biopharma, will be as of the Effective Time) admitted to the LLC as a Member as of the Contribution Time, in the case of Theravance, and as of the Effective Time, in the case of Theravance Biopharma.  The name and place of residence of each Member is as set forth on Exhibit A attached hereto (after giving effect to the Theravance Biopharma Transfer pursuant to Section 12.10), as amended from time to time pursuant to Section 15.1(c).  Each Member shall be entitled to review Exhibit A.

3.4                               Representations and Warranties.  Each Member hereby represents and warrants to the LLC and each other Member as follows:

(a)                                 Good Standing; Due Organization.  If such Member is a Person who is not an individual, such Member is duly organized, validly existing, and in good standing under the law of its state of organization and has full organizational power to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                                 Accredited Investor.  (i) Such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act, or (ii) such Member is acquiring the respective Interest in compliance with Federal, state, local or foreign laws.

(c)                                  Purchase Entirely for Own Account.  Except, with respect to Theravance Biopharma, for the R&D Transfer, the Member is acquiring its Interest for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof, and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to Transfer to any Person its Interest or any part thereof, nor does such Member have any plans to enter into any such agreement.

(d)                                 Investment Experience.  By reason of the Member’s business or financial experience, the Member has the knowledge, experience and capacity to evaluate and protect its own interests in connection with the transactions contemplated hereunder, is able to bear the economic and financial risks of an investment in the LLC for an indefinite period of time, and at the present time could afford a complete loss of such investment.

(e)                                  Disclosure of Information.  The Member is aware of the LLC’s business affairs and financial condition and has acquired sufficient information about the LLC to reach an informed and knowledgeable decision to acquire an Interest.

(f)                                   Federal and State Securities Laws.  Assuming federal and state securities laws apply to the interests described herein, the Member acknowledges that the Units have not been registered under the Securities Act or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.  In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(g)                                  DISCLAIMER. THE ASSIGNED ASSETS AND ANY LICENSES ARE PROVIDED “AS IS” WITH NO WARRANTY EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE, VALIDITY OR OTHERWISE.

3.5                               Resignation or Withdrawal of a Member.  Except as specifically provided herein, and subject to the provisions for Transfers contained in Article XII, no Member shall have the right to resign or withdraw from membership in the LLC or withdraw its Interest.

3.6                               Limited Liability of Members.

(a)                                 General.  Except as expressly provided in the Act, (i) no Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of the LLC, any other Member or their respective Affiliates solely by reason of being a Member or an Affiliate of a Member, (ii) the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and (iii) no Member or former Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member or former Member.

(b)                                 Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that there exists a deficit in the Capital Account of any Member, upon dissolution of the LLC such deficit shall not be an asset of the LLC and such Members shall not be obligated to contribute such amount to the LLC to bring the balance of such Member’s Capital Account to zero.

3.7                               General Voting Rights.  The Class A Members shall, and the Class B Members and the Class C Members shall not, be entitled to vote, approve, consent or authorize on all matters for which the vote, approval, consent or authorization of the Members is required or permitted under this Agreement or the Act.  Each Class A Member shall have one (1) vote for each Class A Unit held by it. For the avoidance of doubt, Class B Members and Class C Members shall not be entitled to vote, approve, consent or authorize any matter whatsoever (including with respect to the merger, consolidation or conversion of the LLC and any other matters that may otherwise require consent of members or any class of members under the Act) except as set forth in the next sentence.  Notwithstanding the forgoing, the affirmative consent of (i) the Class B Members shall be required to the extent specifically set forth in Sections 3.11, 5.4, 14.1 and 15.1, (ii) the Class C Members shall be required to the extent specifically set forth in Sections 3.11, 14.1 and 15.1(d) and (iii) the Non-Contributing Member shall be required to the extent required pursuant to Section 4.2.  A Member who has assigned some, but not all, of its Units shall be treated as a Member and entitled to a vote on all matters such Member would otherwise be entitled to vote on pursuant to the terms of this Agreement to the extent of its retained Units.  For the avoidance of doubt, the assignee of Units shall not be entitled to vote on any matters with respect to the assigned Units unless and until admitted as a substitute Member pursuant to Section 12.9.

3.8                               Fiduciary Duties of Theravance Biopharma.  To the fullest extent permitted by law (including Section 18-1101 of the Act) and notwithstanding any duty otherwise existing at law or in equity, none of Theravance Biopharma, its Affiliates or any of its or their respective directors, officers, employees or shareholders shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto, to the LLC, or any other Member or Affiliate of a Member bound by this Agreement, with respect to or in connection with the LLC or its business or affairs; and, without limitation, Theravance Biopharma, its Affiliates and its or their respective directors, officers, employees or shareholders, when approving or disapproving any action, shall be entitled to consider only such interests and factors as such Person desires and may consider its own interests and shall have no other duty or obligation, fiduciary or otherwise, to give any consideration to any interest of or factors affecting the LLC, or any other Member or Affiliate of any other Member.  For the avoidance of doubt, Theravance Biopharma, its Affiliates and its and their respective directors, officers, employees and shareholders may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive or in conflict with the LLC, any other Member, any Affiliate of any other Member or any other Person bound by this Agreement, and notwithstanding any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to Theravance Biopharma, its Affiliates or their respective directors, officers, employees or shareholders.

To the extent that Theravance Biopharma, its Affiliates or its or their respective directors, officers, employees or shareholders acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the LLC, Theravance Biopharma, its Affiliates and its or their respective directors, officers, employees and shareholders shall have no duty to communicate or offer such opportunity to any such Person.

Theravance Biopharma, its Affiliates and its or their respective directors, officers, employees and shareholders shall not be liable to the LLC, any Member, any Affiliate of any other Member or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that Theravance Biopharma, its Affiliates or their respective directors, officers, employees or shareholders pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the LLC, any Member, any Affiliate of any other Member or any other person bound by this Agreement.  Neither the LLC, any Member, any Affiliate of any other Member nor any other Person bound by this Agreement shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures of Theravance Biopharma, its Affiliates, or their respective directors, officers, employees or shareholders or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive or in conflict with the activities of the LLC, shall not be deemed wrongful or improper.  Notwithstanding the foregoing, this paragraph shall not apply to any such opportunity that Theravance Biopharma, its Affiliates or its or their respective directors, officers, employees or shareholders acquires knowledge of solely by virtue of Theravance Biopharma being a member of the LLC, provided that any Person asserting that Theravance Biopharma, its Affiliates or its or their respective directors, officers, employees or shareholders acquired knowledge of such an opportunity solely by virtue of Theravance Biopharma being a member of the LLC shall bear the burden of proving such assertion.

Nothing in this Section 3.8 shall modify, restrict or eliminate (i) any duty or obligation of the Manager or Theravance expressly provided in Section 5.2 or in any other section of this Agreement, (ii) any express obligation or restriction contained in any other written contract or (iii) the implied contractual covenant of good faith and fair dealing.

3.9                               Related Party Transactions.  Except as specifically provided in this Agreement (but without limiting the application of Section 5.2), the LLC may not enter into any transaction or contract with Theravance, the Manager or any of their respective Affiliates, and the LLC may not pay Theravance, the Manager or any of their Affiliates fees, compensation or remuneration in connection with such transactions and contracts, unless the terms, conditions, fees, compensation and other remuneration shall be no less favorable to the LLC than those generally being provided to or available from unaffiliated third parties.  Theravance, the Manager or any of their Affiliates entering into any such transaction or contract or receiving such fees, compensation or remuneration shall bear the burden of proving compliance with this Section 3.9, but shall not be required to prove that any transaction or contract is “entirely fair” or that the transaction or contract was the result of a “fair process,” as such terms are interpreted and defined by decisions of Delaware state and federal courts.

3.10                        Relationship of Members.  The Members and the Manager intend and agree that the LLC is and shall be an “Affiliate” of Theravance within the meaning of the GSK Agreements, and this Agreement shall be interpreted accordingly.

3.11                        Cancellation of Units.  The Class A Units may not be cancelled without the consent of a Majority in Interest of the Class A Members.  The Class B Units may not be cancelled without the affirmative vote of a Majority in Interest of the Class B Members.  The Class C Units may not be cancelled without the affirmative vote of a Majority in Interest of the Class C Members.

3.12                        Compliance with GSK Agreements by Theravance and the LLC.  Notwithstanding any other provision contained herein, Theravance, with respect to the rights and obligations under the GSK Agreements not assigned to the LLC pursuant to this Agreement, shall not, and, with respect to the rights and obligations assigned to the LLC pursuant to this Agreement, shall cause the Manager not to, and the Manager shall not, take (or omit to take) any action (including, without limitation, the disclosure of any information to any Member), that is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any term or condition of the GSK Agreements or otherwise is or would be reasonably expected to give GSK the right to terminate or invalidate any GSK Agreement or any term and condition thereof.  Theravance agrees and understands that monetary damages would not adequately compensate the holders of Class B Units and Class C Units for the breach of this Section 3.12 by Theravance, that this Section 3.12 shall, to the fullest extent permitted by law, be specifically enforceable, and that any breach or threatened breach of this Section 3.12 shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, Theravance waives, to the fullest extent permitted by law, any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  Notwithstanding anything else to the contrary, in the event of any conflict between Section 3.12, or any covenant, agreement, obligation or duty of Theravance or its Affiliates under this Section 3.12, on the one hand, and any other provision of this Agreement or any Exhibit or Attachment hereto, or any covenant, agreement, obligation or duty of Theravance or its Affiliates thereunder, on the other hand, Section 3.12 shall govern and supersede such other provision, Exhibit, Attachment, covenant, agreement, obligation or duty.

3.13                        Performance of Obligations by Manager.  Theravance (i) shall cause the Manager to at all times and in good faith perform fully it duties and obligations set forth in this Agreement and (ii) shall be liable to the Members to the extent the Manager fails to do so.

3.14                        Theravance Triggering Event.  Without limiting the rights, including, without limitation, rights to pursue remedies for breaches, of any Member under this Agreement, including, without limitation, Section 5.4(c) hereof, upon the occurrence of a Theravance Triggering Event, Theravance shall pay or cause to be paid to the LLC when due all payments that Theravance would otherwise be entitled to receive from GSK pursuant to Sections 6.1, 6.2 and 6.3 of the Collaboration Agreement and of the Strategic Alliance Agreement relating directly or indirectly to the Assigned Products, as such agreements are in effect as of immediately prior to the Theravance Trigger Event (the “Theravance Triggering Event Date GSK Agreements”), had such Theravance Triggering Event not occurred and regardless of whether Theravance actually receives any such payments from GSK.  For the avoidance of doubt, the obligation of Theravance to pay or cause to be paid payments under the Theravance Triggering Event Date GSK Agreements pursuant to the immediately preceding sentence shall not accelerate or change if or when such payments would otherwise be due under such agreements.

ARTICLE IV

CONTRIBUTIONS TO CAPITAL; WITHDRAWALS; ADVANCES

4.1                               Initial Capital Contribution by Theravance.

(a)                                 At the Contribution Time, Theravance shall (and, effective automatically upon the Contribution Time, hereby does) transfer, contribute, assign, distribute and convey, or cause to be transferred, contributed, assigned, distributed and conveyed, to the LLC all of Theravance’s right, title and interest in and to (i) all of the rights and benefits of Theravance under the Strategic Alliance Agreement, (ii) all of the rights and benefits of Theravance under the Collaboration Agreement relating to the Assigned Collaboration Products, including the rights and benefits specified on Exhibit C, and (iii) the Assigned Assets (collectively, the “Assignment”).

(b)                                 At the Contribution Time, the LLC shall, and, effective automatically upon the Contribution Time, hereby does, accept the Assignment from Theravance.

(c)                                  Except as otherwise specifically set forth in this Agreement, (i) at the Contribution Time, Theravance shall (and, effective automatically upon the Contribution Time, hereby does) assign and delegate to the LLC, and the LLC shall (and, effective automatically upon the Contribution Time, hereby does) accept, assume or, as applicable, retain (A) all Liabilities under the Strategic Alliance Agreement, (B) all of the Liabilities under the Collaboration Agreement relating to the Assigned Collaboration Products, including the Liabilities specified on Exhibit C attached hereto, and (C) the Assumed Liabilities and (ii) after the Contribution Time, the LLC shall perform, discharge and fulfill, in accordance with their respective terms, all such Liabilities, in each case, unless specified otherwise in the definition of the Assumed Liabilities, regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) which entity is named in any action associated with any Liability, and (D) whether the facts on which they are based occurred prior to, on or after the Contribution Time (the “Assumption”).  Notwithstanding the foregoing, the LLC shall not assume any Liability attributable to (i) the failure of Theravance and/or the Manager or their respective officers, directors, employees, agents or Affiliates to perform Theravance’s obligations to the LLC pursuant to this Agreement or the Ancillary Agreements or (ii) any breach of this Agreement, the Ancillary Agreements or any other agreement with any Person, including the GSK Agreements, occurring on or after the Contribution Time, nor any matter to the extent that Theravance and/or the Manager or their respective officers, directors, employees, agents or Affiliates has engaged in any violation of Law, any gross negligence, willful misconduct or fraud.

(d)                                 If at any time after the Contribution Time, the parties hereto agree that Theravance possesses any assets and/or liabilities related to the LLC Business (and not to the Theravance Business) that constitute Assigned Assets, Theravance shall as promptly as practicable transfer or cause to be transferred to the LLC, at the expense of the LLC, and the LLC shall accept such transfer and/or assume, for no consideration, such asset and/or liability, including any and all economic benefits generated from such asset and/or liability after the Contribution Time, to the LLC.  Each such transferred asset and/or liability shall be deemed a

LLC Asset or a LLC Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(e)                                  If at any time, after the Contribution Time, the parties hereto agree that the LLC possesses any assets or liabilities solely related to the Theravance Business (and not to the LLC Business) the rights to which were obtained from Theravance in connection with this Agreement, the LLC shall as promptly as practicable transfer or cause to be transferred, at Theravance’s expense, and Theravance shall accept such transfer and/or assume, for no consideration, such asset and/or liability, including any and all economic benefits generated from such asset and/or liabilities after the Contribution Time, to Theravance.

(f)                                   At the Contribution Time (or thereafter upon reasonable request and at the requesting party’s expense), (i) Theravance shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the Assignment, and (ii) the LLC shall execute and deliver to Theravance such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective Assumption.

(g)                                  To the extent that any part of the Assignment or Assumption requires any Governmental Approvals, the parties hereto shall use commercially reasonable efforts to obtain any such Governmental Approvals.  If and to the extent that such part of the Assignment or Assumption would be a violation of applicable laws or require any Governmental Approval, then, unless Theravance shall otherwise determine, such part of the Assignment to or Assumption by the LLC, shall be automatically deemed deferred and any such purported Assignment or Assumption shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(h)                                 The Members shall use commercially reasonable efforts to obtain any Consents required in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no Member shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested.

(i)                                     If any Assignment or Assumption intended to be Transferred and assumed hereunder is not consummated as of the Contribution Time, whether as a result of the provisions of Section 4.1(g) or otherwise, then Theravance shall thereafter hold such LLC Asset for the use and benefit of the LLC if permitted by Law.  If and when the Consents and/or Governmental Approvals, or any other impediments to Assignment or Assumption, the absence of which caused the deferral of Assignment of any LLC Asset or Assumption pursuant to Section 4.1(g) or otherwise, are obtained or removed (as appropriate), the Assignment of the applicable LLC Asset or Assumption of the applicable LLC Liability shall be effected in accordance with the terms of this Agreement.  With respect to any LLC Asset retained by Theravance due to the deferral of the Assignment of such LLC Asset, Theravance shall take such actions with respect to such LLC Asset as may be reasonably requested by the LLC.

(j)                                    If the Members are unable to obtain, or to cause to be obtained, any such required Governmental Approvals, Consents, release, substitution or amendment pursuant to

Section 4.1(h) or otherwise, Theravance shall (i) continue to be bound by such Contract, license or other obligation, which shall not constitute a Liability of Theravance (unless not permitted by Law or the terms thereof), (ii) as agent or subcontractor for the LLC, pay, perform and discharge fully all the obligations or other Assumed Liabilities thereunder after the Contribution Time, and (iii) deliver to the LLC any payments, benefits or other consideration received by Theravance under such Contract, license or other obligation; provided, however, that Theravance shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Contribution Time.  At the request of the Manager, Theravance shall exercise its rights under such Contract, license or other obligation for the benefit of the LLC.  The LLC shall fully indemnify Theravance and its Affiliates, officers, directors, employees and agents for, and hold each of them harmless against, any and all obligations or Assumed Liabilities arising in connection therewith and also for any actions requested by the Manager pursuant to this Section 4.1(j), provided, however, that the LLC shall have no obligation to indemnify Theravance or its Affiliates, officers, directors, employees or agents with respect to any matter to the extent that Theravance, the Manager or their respective Affiliates, officers, directors, employees or agents has (i) engaged in any violation of Law, (ii) committed gross negligence or fraud or (iii) breached this Agreement, the Ancillary Agreements or any other agreement with any Person, including the GSK Agreements.  Theravance shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the LLC, all money, rights and other consideration received by it or any of its Affiliates in respect of such performance on behalf of the LLC.  If and when any such Governmental Approval, Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or capable of novation, Theravance shall promptly assign, or cause to be assigned, all rights, obligations and other Assumed Liabilities thereunder of Theravance’s to the LLC without payment of any further consideration and the LLC, without the payment of any further consideration, shall assume such rights and obligations and other Assumed Liabilities.

(k)                                 If any Intellectual Property owned by Theravance (or Theravance Biopharma) as of the Contribution Time that is relevant to the LLC Business, Assigned Assets, or Assigned Products is not assigned to the LLC hereunder (or if it is assigned back to Theravance under Section 3.1(e)), the LLC will have and is hereby granted a nonexclusive, worldwide, perpetual, irrevocable, sublicensable, transferable license to exercise such Intellectual Property only with respect to the LLC Business, Assigned Assets and/or Assigned Products.

(l)                                     If any Intellectual Property assigned to the LLC hereunder (other than Intellectual Property referred to in clause (a), (b) or (c) of the definition of “Assigned Assets”) is relevant to the Theravance Business or Retained Products, Theravance will have and is hereby granted a nonexclusive, worldwide, perpetual, irrevocable, sublicensable, transferable license to exercise such Intellectual Property only with respect to the Theravance Business and/or Retained Products.

4.2                               Additional Capital Contributions.  Except as otherwise provided pursuant to this Section 4.2, no Member shall be permitted or required to make any additional Capital Contribution without the consent of the Manager and such Member.  Notwithstanding the foregoing, the Manager shall request each Member to make a Capital Contribution on the first

Business Day of each Fiscal Quarter equal to its LLC Percentage of the Projected Capital Contribution for that Fiscal Quarter.  If a Member fails to make a requested Capital Contribution pursuant to this Section 4.2 (a “Non-Contributing Member”) within ten (10) Business Days after receiving such request, any other Member shall be permitted, but not required, to advance any shortfall in the Capital Contribution of such Non-Contributing Member in accordance with Section 4.5 below but only with the prior written consent of the Non-Contributing Member if, and only if, such Non-Contributing Member holds at least a majority of the then outstanding Units.

4.3                               Interest.  No Member shall be entitled to any interest or compensation with respect to such Member’s Capital Contribution or share of the capital of the LLC, except as expressly provided herein.  No Member shall have any liability for the repayment of the Capital Contribution of any other Member and each Member shall look only to the assets of the LLC for return of such Member’s Capital Contributions to the extent permitted herein.

4.4                               No Right of Withdrawal.  No Member shall have the right to withdraw or receive any return of, or interest on, any portion of such Member’s contributions to the capital of, or to receive any distributions from, the LLC, except as provided in Articles XI and XIV.

4.5                               Advances.  If any Member shall advance any funds to the LLC in excess of its Capital Contributions pursuant to Sections 4.1 and 4.2, the amount of such advance shall neither increase its Capital Account nor entitle that Member to any increase in its share of the distributions of the LLC.  The amount of any such advance shall be a debt obligation of the LLC to such Member and shall be repaid to it by the LLC with interest at a rate and upon such other terms and conditions which the Manager reasonably determines in good faith are, taken as a whole, generally consistent with the interest rate and other terms and conditions that would be available to the LLC from an unrelated commercial lender, as shall be agreed by the Manager and such Member.  Any such advance shall be payable and collectible only out of the assets of the LLC and the other Members shall not be personally obligated to repay any part thereof.  No Person that makes any advance to the LLC pursuant to this Section 4.5 shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the LLC, other than as a creditor.

ARTICLE V

MANAGEMENT, EXPENSES AND RESTRICTIONS

5.1                               Management by Manager; Manager.

(a)                                 Management by Manager.  Subject to and in accordance with this Agreement, the Manager shall have decision-making authority as to the LLC, including the authority to (i) manage the business and affairs of the LLC, (ii) exercise all powers of the LLC, and (iii) do all lawful acts on behalf of the LLC.  The Manager may act by one or more committees designated by the Manager in accordance with Section 5.1(c).  The Manager shall be a “manager” within the meaning of Section 18-101(10) and Section 18-402 of the Act.  No Member shall have the right, power or authority to act on behalf of or bind the LLC, except that a Member who is also a Manager or an Officer of the LLC may act on behalf of or bind the LLC in its capacity as a Manager or an Officer of the LLC to the extent that he or she is authorized to do so.

(b)                                 Appointment of the Manager.  The Manager shall be appointed by a Majority in Interest of the Class A Members and must be Theravance or a Theravance Affiliate.  The initial Manager shall be as set forth on Exhibit B.  Any Manager may be removed at any time by a Majority in Interest of the Class A Members, provided that they simultaneously appoint a successor Manager that must be Theravance or a Theravance Affiliate.  Upon appointment of any Manager, the Manager shall, and Theravance shall cause such Manager to, execute and deliver to the LLC a counterpart of this Agreement, which execution and delivery shall evidence such Manager’s express agreement to be a party to, and be bound by, this Agreement.  When the Majority in Interest of the Class A Members act as Manager since no Person is then appointed as Manager pursuant to this Section 5.1, the other holders of Class A Units agree to be bound by the actions of the Majority in Interest of the Class A Members.

(c)                                  Committees, General.  The Manager may, by resolution passed by the Manager, designate one or more committees of the LLC.  Any such committee, to the extent provided in the resolution of the Manager, shall have and may exercise all the powers and authority of the Manager.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Manager.  Each committee shall keep regular minutes of its meetings and report the same to the Manager when required.  No employees, consultants or representatives of Theravance Biopharma shall be members of any such committee, except for Permitted Consultants.

5.2                               Fiduciary Duties of Theravance and the Manager.  Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by law (including Section 18-1101 of the Act), the Manager shall have the fiduciary duties of directors of a board of directors, provided that following a Theravance Biopharma Triggering Event, the Manager shall be entitled to the benefit of the business judgment rule in all circumstances other than those in which the Manager has acted in bad faith, and, prior to a Theravance Biopharma Triggering Event, Theravance (for so long as it is the direct or indirect holder of a Majority in Interest of the Class A Units) and any other holder of Class A Units (for so long as such holder, together with its Affiliates, is the direct or indirect holder of a Majority in Interest of the Class A Units) shall have the fiduciary duties of a controlling stockholder, in each case of a for-profit stock corporation organized and existing under the DGCL to which provisions of Subchapter XIV of the DGCL, 8 Del. Ch. §§ 341 ff., are not applicable, as such duties and responsibilities are interpreted and defined by decisions of state and federal courts having jurisdiction to interpret and define the same.  The provisions of this Agreement (including, without limitation, Section 3.8 and this Section 5.2), to the extent that they expand, restrict or eliminate the duties and liabilities of a Member, the Manager or an Affiliate of a Member or the Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Person.

5.3                               Duties of the Manager.  Without limiting the generality of Section 5.1 but subject to Section 10.1, at the expense of the Manager, the responsibilities of the Manager shall include the following:

(a)                                 Subject to Section 3.12, prepare, and maintain at the principal place of business of the LLC the Books and Records of the LLC, including, without limitation, the following:

(i)                                     Proper and complete records and books of account, including without limitation Capital Accounts in which shall be entered fully and accurately all transactions relating to the LLC Business in such detail and completeness as is customary and usual for businesses of the type engaged in by the LLC.

(ii)                                  A copy of the Certificate of Formation of the LLC and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed.

(iii)                               Copies of the federal, state, and local income tax returns and reports of the LLC for the seven (7) most recent years.

(iv)                              Copies of the LLC’s currently effective written operating agreement.

(v)                                 Copies of financial statements of the LLC for the seven (7) most recent years.  For the avoidance of doubt, the financial statements of the LLC shall at a minimum include a balance sheet, statement of operations (including, without limitation, the Net Income, Net Loss and items thereof of the LLC for the applicable accounting period) and cash flow statement.

(vi)                              Minutes of every annual, special meeting and court-ordered meeting.

(vii)                           Any written consents obtained from Members for actions taken by Members without a meeting.

(b)                                 Prior to a Theravance Biopharma Triggering Event, be responsible for the day-to-day management of the Assigned Products in accordance with the terms and conditions of the GSK Agreements;

(c)                                  Prior to a Theravance Biopharma Triggering Event, use all commercially reasonable efforts to maximize the commercial value of the Assigned Products in accordance with and subject to the terms of the GSK Agreements; provided, however, that, for the avoidance of doubt, the Manager shall not be required to cause GSK to take any actions or inactions except to the extent such actions or inactions are required to be performed by GSK pursuant to the GSK Agreements;

(d)                                 Prior to a Theravance Biopharma Triggering Event, exercise the rights and perform the obligations of the LLC as assignee under the GSK Agreements, including the appointment of representatives to any Joint Steering Committee or Joint Product Committee to the extent permitted under any GSK Agreement;

(e)                                  Subject to Section 3.12, prepare a quarterly financial plan for the LLC (a “Financial Plan”), consisting of (i) a balance sheet, (ii) capital expenditures (if any), (iii) Management Costs, (iv) LLC Costs and (v) Projected Capital Contributions.  Subject to Section 3.12, the Manager shall (A) distribute to each Member a draft of each Financial Plan and any amendment or modification thereto at least thirty (30) days prior to the first day of the Fiscal Quarter and a draft of each amendment or other modification to a Financial Plan at least fifteen (15) days before it is effective, (B) provide each Member with a reasonable opportunity to comment on such Financial Plan or amendment or other modification thereto within such timeframe and (C) consider in good faith any and all comments received from the Members.  Notwithstanding anything else in this clause (e) to the contrary, in no event will the Financial Plan or any amendment or other modification thereto include or be based on any sales forecast provided or delivered by GSK under the GSK Agreements (or other Confidential Information (as defined in the GSK Agreements)) but shall only be based on publicly available information, including analysts’ consensus estimates.

(f)                                   Notify each Member at least thirty (30) days before the start of each Fiscal Quarter of such Member’s requested Capital Contribution to the LLC for that Fiscal Quarter pursuant to Section 4.2; and

(g)                                  Take all actions necessary to ensure that the formation, structure and operation of the LLC comply with this Agreement, applicable law and the GSK Agreements.

5.4                               Limitation of Authority of Manager.  The Manager shall obtain the approval of a Majority in Interest of the Class A Members and a Majority in Interest of the Class B Members before the Manager shall take any of the following actions:

(a)                                 Except for advances pursuant to Section 4.6, borrow on behalf of the LLC;

(b)                                 Issue an Interest, or the right to acquire an Interest, in the LLC or any other debt or equity security therein;

(c)                                  Take any action or omit to take any action that would be reasonably expected to have a direct or indirect material and adverse effect on (i) the rights, preferences, privileges of or obligations relating to the Class B Units or Class C Units or (ii) the economic interest represented by the Class B Units or Class C Units, in each case, whether by merger, reorganization, transfer of assets, consolidation, dissolution, issuance or sale of securities, amendment, failure to perform or waiver of rights or obligations under this Agreement or the GSK Agreements or otherwise; provided, however, that the Manager’s actions or failure to act with regard to Development and Commercialization (as each such term is defined in the applicable GSK Agreement) matters under the GSK Agreements that are based on the Manager’s good faith determination that GSK is complying with its respective diligent efforts obligations under the GSK Agreements shall not require approval under clause (ii) of this Section 5.4(c); and provided, further however, that (x) following the Transfer of all or any portion of the Interests with respect to any Class B Units to any Person other than Theravance Biopharma, its direct or indirect wholly-owned subsidiaries, or the successors to all or substantially all of the assets of Theravance Biopharma, whether by merger, sale of stock, sale of assets or other similar transaction, or its or their successors or direct or indirect wholly-owned subsidiaries, and

(y) pursuant to the dissolution and winding up of the affairs of the LLC in accordance with Article XIV, to the extent the Manager’s actions are consistent with a plan of dissolution and winding up of the affairs of the LLC approved pursuant to Section 14.1(a), the approval by the Class B Members of the actions described in this clause (c) shall not be required (and for the avoidance of doubt shall not be required regardless of whether such other Person continues to hold Class B Units);

(d)                                 Take any action or omit to take any action that would cause the LLC to be treated as engaged in a trade or business (either directly or through an investment in another partnership or limited liability company) within the United States for purposes of Sections 875, 882, 884 and 1446 of the Code; and

(e)                                  Invest in United States real property interests as that term is defined in Section 897 of the Code.

ARTICLE VI

NOTICES

6.1                               Notices.  Any notice, payment, demand or other communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes (i) if delivered personally to the party or to an officer of the party to whom the same is directed, when received by such party, (ii) if delivered by confirmed telecopy transmission, when received if received on a Business Day during normal business hours of the recipient, and if not, on the next Business Day, (iii) by a nationally recognized overnight courier service or (iv) whether or not the same is actually received, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows:  If to the LLC, at its principal place of business the address of which is set forth in Section 2.2; if to a Member, at such Member’s address set forth on Exhibit A hereto, or to such other address as such Member may from time to time specify by written notice to the Members and the LLC; such notice shall be deemed to be given five (5) days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.  Any party may by written notice to the other parties specify a different address or facsimile number for notice purposes by sending notice thereof in the foregoing manner.

6.2                               Waiver of Notice.  Whenever any notice is required to be given under the provisions of the Act, the Certificate or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

OFFICERS

7.1                               Officers.

(a)                                 The Manager may, from time to time, designate one or more Persons to be officers of the LLC (each such person an “Officer”).  Any Officers designated by the Manager shall have such authority and perform such duties as the Manager may, from time to time, delegate to them.  The Manager may assign titles to particular Officers.  Any number of offices may be held by the same person.  No Officer need be a resident of the State of Delaware or of the United States of America.  No Officer shall be an employee, consultant or representative of Theravance Biopharma, except for Permitted Consultants.

(b)                                 Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c)                                  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d)                                 Any Officer may be removed as such, either with or without cause, by the Manager whenever in its judgment the best interests of the LLC will be served thereby.  Any vacancy occurring in any office of the LLC may be filled by the Manager.

(e)                                  To the fullest extent permitted by law, and in all instances solely to the extent not inconsistent with the specific provisions of this Agreement, it is the intention of the parties that those Officers with titles expressly referenced in the DGCL or customarily used in corporations organized under the DGCL, in their respective capacities as such, shall, unless otherwise provided herein or determined by the Manager, have the statutory and customary rights, powers, authority, duties and responsibilities of officers with similar titles of a for-profit stock corporation organized and existing under the DGCL.  Notwithstanding the foregoing, no Officer shall have any right, power or authority to cause the LLC to enter into any transaction or to take or fail to take any other action that requires any consent, approval or waiver (i) of the Managers or any Members (including a Majority in Interest of the Class A Members or a Majority in Interest of the Class B Members), (ii) pursuant to the terms of this Agreement or (iii) under applicable law, in each case without obtaining in advance such consent, approval or waiver.  Each Officer is hereby delegated such rights, powers and authority with respect to the management of the business and affairs of the LLC as may be necessary or advisable to effect the provisions of this Section 7.1(e).

(f)                                   The initial Officers of the LLC shall be those individuals designated as the Officers on Exhibit B.

7.2                               Reliance by Third Parties.  In dealing with the LLC and its duly appointed agents, no Person shall be required to inquire as to the LLC’s or such agents’ authority to bind the LLC.

7.3                               Actions and Determinations of the LLC.  Except as otherwise expressly provided herein, whenever this Agreement provides that a determination shall be made or an action shall be taken by the LLC, such determination or act shall be made or taken by the Manager or, pursuant to this Agreement or with the authorization of the Manager (which may be a general authorization and need not be specific as to any named person, Officer or particular transaction), by any Officer.

ARTICLE VIII

ACCOUNTING AND RECORDS

8.1                               Financial and Tax Reporting.  The Manager shall prepare financial statements for the LLC and the income tax information returns for the LLC using such methods of accounting and tax year as the Manager deems necessary or appropriate as permitted by the Code and Treasury Regulations.

8.2                               Members Access to Certain Information.  Subject to Section 8.6 and the obligation of Theravance and the Manager to withhold information pursuant to Section 3.12, the Manager shall make available, upon at least three (3) Business Days’ prior written notice to the Manager, for inspection at reasonable times during business hours by a Member, for any reason or no reason, the Books and Records of the LLC, in each case including, without limitation, the information, documents and other materials identified in Sections 18-305(a)(1)-(6) of the Act).

8.3                               Books and Records.  Proper and complete books and records of the LLC (including those books and records identified in the Act) shall be kept at the LLC’s principal office and at any other place as designated by the Manager.

8.4                               Tax Returns.  The LLC shall cause appropriate tax reports and returns (including an IRS Form 1065, Schedule K-1) to be prepared and delivered in a timely manner to each of the Members and to any relevant tax authority within ninety (90) days after the close of each Fiscal Year (subject to reasonable delays in the event of the late receipt of any necessary financial information necessary to prepare tax returns of the LLC, but in no event later than one hundred twenty (120) days after the close of each Fiscal Year).

8.5                               Tax Matters Partner.  The Member identified on Exhibit B as the Tax Matters Member is hereby designated as the LLC’s “Tax Matters Partner” for purposes of the Code.

8.6                               Confidentiality.

(a)                                 Each Member hereby acknowledges that by virtue of such Member’s Interests, such Member, its Affiliates and its and their respective officers, directors, employees, agents and representatives may have access, or the LLC may allow such Member, its Affiliates and its and their officers, directors, employees, agents and representatives access, to business, technical, other information, materials and/or ideas or this Agreement (“Proprietary Information,” which term shall include, without limitation, anything such Member learns or discovers as a result of exposure to or analysis of any Proprietary Information).  Therefore, each Member hereby agrees that such Member will, and shall cause its Affiliates and its and their officers, directors, employees, agents and representatives to hold in confidence and will not, and will cause its officers, directors, employees, agents, representatives and Affiliates not to, possess or use (except as required to exercise rights or perform obligations under this Agreement or to enforce its obligations under this Agreement) or disclose any Proprietary Information without the prior written consent of the Manager, except such information that (i) was in the public domain prior to the time it was furnished to such Member, (ii) is or becomes (through no willful improper action or inaction by such Member) generally available to the public, (iii) was in its possession or known by such Member, its Affiliates or its and their respective officers, directors, employees, agents and representatives without restriction prior to receipt from the LLC, (iv) was rightfully disclosed to such Member, its Affiliates or its and their respective officers, directors, employees, agents and representatives by a third party without restriction, (v) was independently developed without any use of Proprietary Information, (vi) legal counsel, accountants or representatives for such Member, its Affiliates or its and their respective officers, directors, employees, agents and representatives who are bound by a duty of confidentiality request to see, or (vii) subject to the last sentence of clause (b)  below, is required to be disclosed by law or the rules of any national securities exchange, association or marketplace, provided that, the Member shall notify the LLC of any such disclosure requirement as soon as practicable and reasonably cooperate with the LLC (at the LLC’s cost) if the LLC seeks a protective order or other remedy in respect of any such disclosure; and furnish only that portion of the Proprietary Information which the Member is legally required to disclose.  Each Member agrees that is will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Proprietary Information.  The foregoing does not grant any Member a license in or to any of the Proprietary Information.  In accordance herewith, each Member also acknowledges and agrees that due to the unique nature of the Proprietary Information, any breach of this Section 8.6 would cause irreparable harm to the LLC for which damages are not an adequate remedy, and that the LLC shall therefore be entitled to seek equitable relief in addition to all other remedies available at law.

(b)                                 To the maximum extent permitted by the Act, subject to the provisions of this Agreement (including, without limitation, the obligation of Theravance and the Manager to withhold information pursuant to Section 3.12), the Manager shall have the right to keep confidential from the Members or other Persons, for such period of time as the Manager deems reasonable, any information (including, to the extent permitted by the Act, any information for which a member or manager of a limited liability company may otherwise be entitled to obtain or examine pursuant to Section 18-305 of the Act) which the Manager reasonably in good faith believes to be in the nature of trade secrets or other information the disclosure of which the Manager reasonably in good faith believes is not in the best interest of the LLC or could damage the LLC or its business or which the LLC is required by law or by agreement with a third party (including the GSK Agreements) to keep confidential.  Notwithstanding any other provision of this Agreement, but without limiting any rights of Theravance to disclosure pursuant to Article 10 of the Collaboration Agreement and Strategic Alliance Agreement, no Member shall disclose Confidential Information (as defined in the GSK Agreements) of GSK that would otherwise be permitted to be disclosed solely pursuant to clause (vii) in Section 8.6(a); provided that a Member may disclose such information to its outside counsel and outside accountants on a need-to-know basis provided they are subject to customary confidentiality obligations.

ARTICLE IX

CAPITAL ACCOUNTS AND
ALLOCATIONS OF NET INCOME AND NET LOSS

9.1                               Capital Accounts.

(a)                                 A separate capital account (the “Capital Account”) shall be established and maintained for each Member.  The Capital Account of each Member shall be credited with such Member’s Capital Contributions to the LLC (net of any liabilities secured by any contributed property that the LLC is considered to assume or take subject to), all Net Income allocated to such Member pursuant to Section 9.2 and any items of income or gain which are specially allocated pursuant to Section 9.3; and shall be debited with all Net Losses allocated to such Member pursuant to Section 9.2, any items of loss or deduction specially allocated to such Member pursuant to Section 9.3, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed to such Member.  To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised.  Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.  In the event of any Transfer of any Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.  Whenever the LLC would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of the property of the LLC, the Manager may adjust the Capital Accounts of the Members if it determines that doing so would be appropriate.  If Code Section 704(c) applies to LLC property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.  The Capital Accounts shall be maintained for the sole purpose of determining the allocation of items of income, gain, loss and deduction among the Members for tax purposes and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise.

(b)                                 No Member shall be required to pay to the LLC or to any other Member the amount of any negative balance which may exist from time to time in such Member’s Capital Account.

9.2                               Allocations of Net Income and Net Loss.  Net Income, Net Loss and items thereof of the LLC for each Fiscal Year (or other Accounting Period) shall be allocated to the Members in such manner that:

(a)                                 Net Income for each Fiscal Quarter or Interim Period shall be allocated to the Capital Accounts of the Members in proportion to their respective LLC Percentages as of the end of such Fiscal Quarter or Interim Period.

(b)                                 Net Loss for each Fiscal Quarter or Interim Period shall be allocated to the Capital Accounts of the Members in proportion to their respective LLC Percentages as of the end of such Fiscal Quarter or Interim Period.

9.3                               Special Allocation Provisions.  Notwithstanding any other provision in this Agreement:

(a)                                 Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Fiscal Year or other Accounting Period taxable year, the Members shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 9.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)                                 Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account (in excess of the amounts described in clauses (i) and (ii) of Section 9.3(c) below) created by such adjustments, allocations or distributions as promptly as possible.  This Section 9.3(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(ii)(d).

(c)                                  Limitation on Net Losses.  If any allocation of Net Loss or an item of deduction, expenditure or loss to be made pursuant to Section 9.2 or this Section 9.3 for any Fiscal Year or other Accounting Period would cause a deficit in any Member’s Capital Account (or would increase the amount of any such deficit) after (i) crediting to that Capital Account the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting to such Capital Account the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6), then such Net Loss or item of deduction, expenditure or loss shall be allocated to the Members that have positive Capital Account balances (in excess of the amounts described in clauses (i) and (ii) of this section for such Member) in proportion to the respective amounts of such positive balances until all such positive balances have been reduced to zero.

(d)                                 Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 9.3(d) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IX have been tentatively made as if Section 9.3(c) and this Section 9.3(d) were not in this Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated in accordance with the number of Units held by each Member and in the same manner as if such Nonrecourse Deductions were taken into account in determining Net Income and Net Loss for such Accounting Period or fiscal year.

(f)                                   Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(g)                                  Change in Interests.  If there is a change in any Member’s Interest during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Income and Net Loss and items thereof for such Fiscal Year to account for the variation.  For purposes of applying Section 706(d), the Manager may adopt any method or convention permitted under applicable Treasury Regulations.  If there is a change in the Interest of any Member, then for purposes of applying Section 9.2 with respect to the Fiscal Period ending on the date of change, the hypothetical liquidating distributions under Section 9.2 shall be made on the basis of the Interests of each Member as applied before giving effect to such change.

9.4                               Curative Allocations.  If the Manager determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of LLC income, gain, loss, deduction or credit is not specified in this Article IX (an “unallocated item”), or that the allocation of any item of LLC income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the LLC (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Manager may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation shall have any effect on the amounts distributable to any Member (other than tax distributions), including the amounts to be distributed upon the complete liquidation of the LLC.

9.5                               Tax Allocations.  For income tax purposes only, each item of income, gain, loss and deduction of the LLC shall be allocated in the same manner as the corresponding items of Net Income and Net Loss and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset of the LLC the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Section 704(c) of the Code so as to take account of the difference between the Carrying Value and adjusted tax basis of such asset.  Unless otherwise agreed by the Manager, for purposes of applying the principles of Section 704(c), the LLC shall use the “traditional method” of Treasury Regulation Section 1.704-3(b).

9.6                               Compliance with Section 704(b) of the Code.  The allocation provisions contained in this Article IX are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

9.7                               Section 754 Election.  The Manager shall cause the LLC to make an election under Section 754 of the Code effective for the taxable year in which the Effective Time occurs upon the timely request of Theravance Biopharma.  In the event of an adjustment to the adjusted tax basis of any LLC asset under Code Section 734(b) or Code Section 743(b) pursuant to a Section 754 election by the LLC, subsequent allocations of tax items shall reflect such adjustment consistent with the Treasury Regulations promulgated under Sections 704, 734 and 743 of the Code.

ARTICLE X

EXPENSES

10.1                        Expenses.  All LLC Costs shall be borne by the LLC.  For the avoidance of doubt, the Capital Contributions paid by the Members pursuant to Section 4.3, together with the existing cash balance of the LLC, are intended to provide the LLC with a sufficient cash balance to pay the LLC Costs.

ARTICLE XI

DISTRIBUTIONS

11.1                        Distributions.

(a)                                 Except as provided in Section 11.2, the Net Cash of the LLC as of the end of each Fiscal Quarter (or Interim Period) shall be distributed to the Members as of the end of such Fiscal Quarter (or Interim Period).  No Member shall be entitled to any distribution or payment with respect to such Member’s Interest, except as set forth in this Agreement.

(b)                                 Other than distributions pursuant to Section 11.2 and distributions pursuant to Section 14.4, any distribution of cash or other assets to the Members pursuant to this Section 11.1 shall be made in proportion to the Member’s respective LLC Percentage.

(c)                                  Except as otherwise provided by law, no Member shall be required to restore or repay to the LLC any funds properly distributed to it pursuant to Section 11.1.

11.2                        Tax Distributions.  Notwithstanding Section 11.1, within ninety (90) days of the end of each Fiscal Year, the LLC shall make a distribution to each Member of any available cash of the LLC (as determined by the Manager) of an amount equal to the excess of (A) the sum of (i) the product of (x) the amount of net income and gain taxable at ordinary tax rates allocated to such Member with respect to its Interest (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to a corporation subject to tax in the Designated Jurisdiction with respect to such income or gain, (ii) the product of (x) the amount of net income and gain taxable at long-term capital gains rates allocated to such Member with respect to its Interest (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to a corporation subject to tax in the Designated Jurisdiction with respect to such income or gain and, (iii) in the event of allocation by the LLC of net income or gain taxable at a rate other than the ordinary or long-term capital gains rates contemplated in clauses (i) and (ii) above, the product of (x) the amount of such net income and gain taxable at such other rate allocated to such Member with respect to its Interest (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to a corporation subject to tax in the Designated Jurisdiction with respect to such income or gain, over (B) the cumulative cash distributions previously made to such Member with respect to its Interest pursuant to this Section 11.2 and Section 11.1(b) during such Fiscal Year and all prior Fiscal Years.  The determination of the tax rates to be used for purposes of the preceding sentence shall be made by the Manager in its good faith discretion after consulting with the LLC’s tax advisors, taking into account among other things changes in applicable tax rates over the relevant period, the deductibility of state and local taxes and any limitations on the ability of an individual to deduct any items of expense or loss under United States federal income tax principles.  For the avoidance of doubt, the references to “net income and gain” in clauses (A)(i)(x), (A)(ii)(x), and (A)(iii)(x) above shall mean that amount of such gross income and gain of the LLC allocated to such Member with respect to its Interest for all such Fiscal Years reduced by the gross amount of loss and deduction allocated to such Member with respect to its Interest for all such Fiscal Years that is available as an offset to such income and gain.  Without prejudice to the foregoing, the LLC may make a distribution out of any available cash of the LLC (as determined by the Manager) to each Member as soon as practicable following the close of each Estimated Tax Period of each Fiscal Year in amounts equal to the estimated tax liability of each Member relating to such Estimated Tax Period (as estimated by the Manager in its good faith discretion after consulting with the LLC’s tax advisors and based on the results of such quarter and using the methodology and assumptions described in the preceding sentences).

11.3                        No Other Withdrawals.  Except as expressly provided in this Agreement, no withdrawals or distributions shall be required or permitted.

11.4                        Distribution Limitations.  Notwithstanding any provision to the contrary contained in this Agreement, the LLC shall not make a distribution to any Member on account of its Interest if such distribution would violate the Act or other applicable law or breach any contract or agreement to which the LLC is a party.

ARTICLE XII

TRANSFER OF MEMBERSHIP; OTHER MATTERS

12.1                        Transfer.

(a)                                 Transfer of Class A Units.  No holder of Class A Units may Transfer all or any portion of its Interest with respect to the Class A Units other than to (x) GSK or its Affiliates or (y) such holder’s direct or indirect wholly-owned subsidiaries or successors to all or substantially all of the assets of such holder whether by merger, sale of stock, sale of assets or other similar transaction, provided that such transfer (i) does not result in a violation of the Securities Act or the Securities Exchange Act, and (ii) is in accordance with the other applicable provisions of this Article XII.

(b)                                 Transfer of Class C Units and Class B Units.  A holder of Class B Units or Class C Units may freely Transfer all or any portion of its Interest with respect to the Class B Units or Class C Units, respectively, provided that such Transfer (i) does not result in a violation of the Securities Act or the Securities Exchange Act, and (ii) is in accordance with the other applicable provisions of this Article XII.  For the avoidance of doubt, this Section 12.1(b) shall not limit the effect of the second proviso clause beginning “provided, further however,” of Section 5.4(c).

12.2                        Transfer Void.  Any Transfer or attempted Transfer of an Interest in contravention of this Agreement shall, to the fullest extent permitted by law, be absolutely null and void ab initio and of no force or effect, on or against the LLC, any Member, any creditor of the LLC or any claimant against the LLC and may be enjoined, and shall not be recorded or otherwise registered on the books and records of the LLC.  No distributions of cash or property of the LLC shall be made to any transferee of any Interest Transferred in violation hereof.  The Transfer or attempted Transfer of any Interest in violation hereof shall not affect the beneficial ownership of such Interest, and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive distributions with respect to such Interest.

12.3                        Effect of Assignment.  Following a Transfer of an Interest that is permitted under this Article XII, the assignee of such Interest (i) shall be a mere assignee, holding only the economic interest of the transferring Member and shall have no other rights (including, without limitation, voting or information rights) unless and until such assignee is admitted to the LLC as a member of the LLC in accordance with Section 12.9, (ii) shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Interest, (iii) shall succeed to the Capital Account associated with such Interest and (iv) shall receive allocations and distributions under Articles IX and XI in respect of such Interest as if such transferee were a Member.  For the avoidance of doubt, with respect to the Theravance Biopharma Transfer, Theravance Biopharma shall be treated as having made all of the Capital Contributions in respect of such Interest and shall succeed to the Capital Account associated with such Interest.  The Manager shall cause Exhibit A to be appropriately amended to reflect any Transfer of an Interest.

12.4                        Legends.

(a)                                 In the event the Units become certificated Units, any certificate representing Units shall be endorsed with the following legend, as well as with any legends as may be required by applicable federal and state securities laws:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WRITTEN AGREEMENT

BETWEEN THE REGISTERED HOLDERS OF THE UNITS OF THE LLC (OR THE PREDECESSOR IN INTEREST TO THE UNITS).  SUCH AGREEMENT RESTRICTS THE TRANSFER OF UNITS.  SUCH AGREEMENT CONTAINS PROVISIONS REGARDING THE VOTING OF THE UNITS REPRESENTED BY THIS CERTIFICATE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE ISSUER UPON WRITTEN REQUEST.  BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.”

(b)           Any certificate issued at any time in exchange or substitution for any certificate bearing such legends shall also bear such legends, unless the Units represented thereby are no longer subject to the provisions of this Agreement or, in the opinion of the LLC (with advice from counsel to the LLC, as the LLC may deem appropriate), the restrictions imposed under the Securities Act or state securities laws are no longer applicable, in which case the applicable legend (or legends) may be removed.

12.5        Publicly Traded Partnership Limitations.  Notwithstanding any other provision of this Agreement, no Transfer shall be permitted if (i) the Manager determines in its sole discretion that such transaction will either cause the LLC to be characterized as a “publicly traded partnership” or will materially increase the risk that the LLC will be so characterized or (ii) such Transfer would occur in a transaction registered or required to be registered under the Securities Act.  For purposes of this Section 12.5, the phrase “publicly traded partnership” shall have the meanings set forth in Section 7704(b) and 469(k) of the Code.  In particular and without limiting the foregoing, no Transfer shall be permitted, given effect or otherwise recognized, and such Transfer (or purported Transfer) shall, to the fullest extent permitted by law, be void ab initio, if at the time of such Transfer (or as a result of such Transfer) Units are (or would become) traded on an “established securities market” (within the meaning of Treasury Regulation Section 1.7704-1(b)) or are (or would become) “readily tradable on a secondary market or the equivalent thereof” (within the meaning of Treasury Regulation Section 1.7704-1(c)).

12.6        Effective Date.  Any Transfer in compliance with this Article XII shall be deemed effective on the first date as of which the relevant requirements of this Agreement have been satisfied.

12.7        Redemption.  The Units shall not be redeemable at the option of the holder thereof or otherwise.

12.8        Assignment of Reverted Drug Programs.  Theravance and the LLC shall assign to Theravance Biopharma all rights to any Assigned Product reverted to Theravance or the LLC pursuant to the GSK Agreements, and following such assignment Theravance Biopharma shall be free to pursue the development of any such Assigned Product to the extent permitted under the GSK Agreements and without any obligations to the LLC, to any Member or to any other Person bound by this Agreement except as otherwise provided in the GSK Agreement.

12.9        Admission of Permitted Assignee as a Member.  Any assignee of an Interest permitted in accordance with the terms and conditions of this Agreement shall, upon its request, be admitted as a substitute Member by the Manager. If a Member assigns its entire Interest pursuant to this Article XII in accordance with the requirements of this Agreement, such admission shall be deemed effective immediately prior to such assignment, and immediately following such admission, such assignor Member shall cease to be a member of the LLC. The Manager shall cause Exhibit A to be appropriately amended to reflect any admission of a new Member and cessation of an existing Member.

12.10      Transfer to Theravance Biopharma at Effective Time; Admission of Theravance Biopharma at Effective Time.  Notwithstanding any other provision of this Agreement, at the Effective Time:

(a)           Theravance shall (and, effective automatically upon the Effective Time, hereby does) Transfer to Theravance Biopharma all two thousand one hundred twenty-five (2,125) Class B Units, six thousand three hundred seventy-five (6,375) Class C Units and all of the respective rights and responsibilities appurtenant thereto hereunder, including (i) with respect to a Member (but not an assignee), the right, if any, to vote to the extent set forth herein, (ii) the right to have a Capital Account maintained for such Member (or assignee), (iii) the right to receive allocations of Net Income and Net Losses pursuant to Article IX, and (iv) the right to receive distributions of cash or property from the LLC;

(b)           Theravance Biopharma shall be admitted as a Member pursuant to Section 12.9; and

(c)           Theravance Biopharma shall execute and deliver such instruments of transfer as shall be necessary to evidence and effect such Transfer.

ARTICLE XIII

INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1        Indemnification.

(a)           For purposes of this Section 13.1(a), (i) “agent” means the Manager, any former Manager, Officer, any former Officer, any direct or indirect subsidiary of the LLC or any Affiliate, officer, director or employee of the foregoing; (ii) “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, legislative or investigative; (iii) “Member” means each Member and any former Member, any direct or indirect subsidiary of such Member or any Affiliate, officer, director or employee of the foregoing and (iv) “expenses” include, without limitation, reasonable attorneys’ fees and other expenses of establishing a right of indemnification under this Section 13.1(a).  The LLC shall, (i) to the fullest extent permitted under the DGCL (as if the LLC were a Delaware corporation and agent was a director or officer of a Delaware corporation), indemnify and hold harmless each agent (and his heirs and legal and personal representatives) and (ii) to the fullest extent permitted under the Act, indemnify and hold harmless each Member (and its successors and permitted assigns), in each case against losses and damages arising out of liabilities or expenses incurred by him as a result of serving in the capacity by reason of which such Person is deemed to be an “agent” or Member pursuant to this subsection (a), regardless of whether the agent or Member is or continues to serve in such capacity at the time any such liability or expense is paid.  Without limiting the generality of the foregoing, the LLC hereby agrees (i) to the fullest extent permitted under the DGCL (as if the LLC were a Delaware corporation and the agent was a director or officer of a Delaware corporation) to indemnify each agent (and his heirs and legal and personal representatives) and (ii) to the fullest extent permitted under the Act, indemnify and hold harmless each Member (and its successors and permitted assigns), and to save and hold such Person harmless, from and in respect of all (1) fees, costs and expenses reasonably incurred in connection with or resulting from any demand, claim, action or proceeding against such agent (and his heirs and legal and personal representatives) or such Member (and its successors and permitted assigns) or the LLC that arises out of or in any way relates to the agent’s or Member’s service in the capacity by reason of which such Person is deemed to be an “agent” or “Member” pursuant to this subsection (a), and (2) such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding.  Notwithstanding the foregoing, the LLC shall not indemnify any agent (or his heirs or legal or personal representatives) or Member (or its successors or permitted assigns) for (i) losses, damages or expenses incurred with respect to any demand, claim, action or proceeding if such Person’s conduct was undertaken in bad faith, recklessly or with gross negligence or if such Person’s conduct or its acts or omissions constituted fraud, intentional wrongdoing, or breach of this Agreement (including, in the case of Theravance or the Manager, the failure of Theravance or the Manager to comply with its fiduciary duties under Section 5.2) or any other agreement, including the GSK Agreements, as determined by a court of competent jurisdiction pursuant to Section 15.10, or (ii) any liability arising by reason of any act or omission of an agent or Member subsequent to his ceasing to be an agent or Member, as applicable, subsequent to the termination of the LLC.  The termination of any proceeding by a judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the agent’s or Member’s conduct was undertaken in bad faith, recklessly or with gross negligence or that such Person’s conduct or its acts or omissions constituted fraud, intentional wrongdoing or breach of this Agreement (including, in the case of Theravance or the Manager, the failure of Theravance or the Manager to comply with its fiduciary duties under Section 5.2) or any other agreement, including the GSK Agreements.  The LLC shall be required to advance the expenses incurred by any Person indemnified hereunder in connection with any proceeding in advance of the final disposition or other termination of such proceeding upon receipt of an undertaking by or on behalf of such Person to repay such payment if there shall be an adjudication or determination that such agent is not entitled to indemnification as provided herein.

(b)           The indemnification accorded to an agent (or his heirs or legal or personal representatives) under Section 13.1(a) shall be made solely out of the assets of the LLC, and no Member, Manager or Officer shall have any personal liability or other obligation therefor.  Nothing in Section 13.1(a) shall be deemed to require any Member to make any additional Capital Contribution.

13.2        Exculpation.  For purposes of this Section 13.2, the terms “Member” and “agent” shall have the meanings assigned to such terms in Section 13.1(a).  No agent shall be liable to the LLC or any Member or any other Person who is bound by this Agreement for (a) honest mistakes in judgment, or for action or inaction, taken reasonably and in good faith and for a purpose that was reasonably believed to be in the best interests of the LLC or (b) losses sustained or liabilities incurred as a result of any act or omission of such agent if such agent’s conduct were not undertaken in bad faith, recklessly or with gross negligence or if such agent’s conduct and its acts or omissions did not constitute fraud, intentional wrongdoing or breach of this Agreement (including, in the case of Theravance or the Manager, the failure of Theravance or the Manager to comply with its fiduciary duties under Section 5.2) or any other agreement, including the GSK Agreements.  To the fullest extent permitted under the Act, no Member shall be liable to the LLC or any Member or any other Person who is bound by this Agreement for any action or inaction taken by such Member or for any losses sustained or liabilities incurred as a result of any act or omission of such Member.  Each agent and Member may consult with counsel, accountants and other professionals in respect of LLC affairs and shall be fully protected and justified in acting, or failing to act, if such action or failure to act is in accordance with the reasonable advice or opinion of such counsel, accountant or other professional and if such counsel, accountant or other professional shall have been selected with reasonable care.  Notwithstanding the foregoing, the provisions of this Section 13.2 shall not relieve any Person of liability arising by reason of such Person’s acting in bad faith, recklessly or with gross negligence, or if such Person’s conduct in the performance of its duties hereunder, or its acts or omissions, constitute fraud, intentional wrongdoing, or breach of this Agreement (including, in the case of Theravance or the Manager, the failure of Theravance or the Manager to comply with its fiduciary duties under Section 5.2) or any other agreement, including the GSK Agreements.  This Agreement shall be construed to give effect to the provisions of this Section 13.2 to the fullest extent permitted by law.

13.3        Limitation of Liability.  Notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the LLC shall be solely the debts, obligations and liabilities of the LLC and no Member, Manager or Officer shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member, Manager or Officer.

ARTICLE XIV

DISSOLUTION AND TERMINATION

14.1        Dissolution.  The LLC shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)           the consent of a Majority in Interest of the Class A Members, a Majority in Interest of the Class B Members and a Majority in Interest of the Class C Members; or

(b)           the entry of a decree of judicial dissolution under the Act; or

(c)           at any time there are no members of the LLC, unless the LLC is continued without dissolution in accordance with this Agreement or the Act.

Except as otherwise provided herein, the death, bankruptcy, incompetency, retirement, resignation, expulsion or dissolution of a Member, or the occurrence of any event that terminates the continued membership of a Member in the LLC, shall not, in and of itself, dissolve or terminate the LLC.  Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member will not cause that Member to cease to be a member of the LLC, and upon the occurrence of such an event, the business of the LLC shall continue without dissolution.

14.2        Authority to Wind Up.  Upon the dissolution of the LLC as set forth in Section 14.1, the Manager shall have all necessary power and authority required to marshal the assets of the LLC, to satisfy the LLC’s creditors, to distribute assets and otherwise wind up the business and affairs of the LLC.  In particular, the Manager shall have the authority to continue to conduct the business and affairs of the LLC insofar as such continued operation remains consistent, in the reasonably judgment of the Manager, with the orderly winding up of the LLC.

14.3        Winding Up and Certificate of Cancellation.  The winding up of the LLC shall be completed when all debts, liabilities and obligations of the LLC have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Members.

14.4        Distribution of Assets.  Upon dissolution of the LLC, the affairs of the LLC shall be wound up and the LLC shall be liquidated by the Manager.  The assets of the LLC shall be distributed as follows in accordance with the Act:

(a)           To creditors of the LLC, including to the payment of the expenses of the dissolution, winding up and liquidation of the LLC and, in accordance with the terms agreed among them or otherwise on a pro rata basis (based on amounts owed to them), Members who are creditors (other than in respect of distributions owing to them or to former Members hereunder), to the extent otherwise permitted by law, in satisfaction of the liabilities of the LLC (whether by payment or the making of reasonable provision for payment thereof, including by establishing reserves, in amounts established by the Manager to meet other liabilities of the LLC, including contingent, conditional and unmatured liabilities (other than liabilities to the Members or former Members in respect of distributions owing to them hereunder));

(b)           The remaining assets of the LLC shall be applied and distributed to the Members in proportion to their respective LLC Percentages.

(c)           The distribution of cash, securities and other property to a Member in accordance with the provisions of this Section 14.4 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the LLC’s property, and shall constitute a compromise to which all Members have consented within the meaning of the Act.  If such cash, securities and other property are insufficient to return such Member’s Capital Contributions or returns thereon, the Member shall have no recourse against the Manager, other Members or Officers.  If any amounts distributable to the Members are other than cash, their value shall be deemed to be the fair market value as determined in good faith by the Manager.

14.5        Contingent Distribution.  For the avoidance of doubt, if any portion of the amount distributable to the Members pursuant to Section 14.4(b) is placed into escrow and/or is payable to such holders subject to contingencies, such dissolution or termination shall be effected such that the portion of such amount that is placed in escrow and/or subject to any contingencies (the “Contingent Distribution”) shall be allocated to the Members in accordance with this Section 14.5 as if all of consideration ultimately payable in the transaction, including the Contingent Distribution, is paid without restrictions at the time of closing of such dissolution or termination (so that the Contingent Distribution shall be allocated among the Members pro rata based on the amount of such consideration otherwise payable to each Member pursuant to this Section 14.5).  Each Member agrees to take such actions as may be required, necessary or advisable to effect the intent of this Section 14.5.

ARTICLE XV

MISCELLANEOUS

15.1        Amendment.

(a)           Except as expressly set forth herein (including without limitation, Section 5.4), this Agreement may be amended, revised and modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), including any amendment, revision, modification or waiver of or to this Agreement by merger, reorganization, transfer of assets, consolidation, dissolution, issuance or sale of securities or otherwise, only with the consent of a Majority in Interest of the Class A Members, provided, however, that any amendment, revision, modification or waiver of or to this Agreement, including any amendment, revision, modification or waiver of or to this Agreement by merger, reorganization, transfer of assets, consolidation, dissolution, issuance or sale of securities or otherwise, directly or indirectly adversely affecting the interest of the Class B Members or the Class C Members in the Assigned Drug Programs or Assigned Products (including, for the avoidance of doubt, any amendment to the rights, preferences, privileges and obligations of Theravance, the LLC, the Manager or the Class A Units under this Agreement having such an effect) or directly or indirectly adversely affecting the rights, preferences, privileges or obligations of the Class B Units under this Agreement may be made only with the consent of a Majority in Interest of the Class B Members.  Any amendment, revision, modification or waiver so effected shall be binding upon all the Parties hereto.

(b)           No Party shall, without a Majority in Interest of the Class A Members and a Majority in Interests of the Class B Members:

(i)            by amendment of this Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid, or consummate or agree to consummate any such action that has the effect of avoiding, the observance or performance of any of the terms to be observed or performed under this Agreement by the LLC, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement; or

(ii)           amend, alter or repeal this Section 15.1 of this Agreement (or any other provision of this Agreement having the effect of amending, altering or repealing this Section 15.1).

(c)           Notwithstanding the foregoing provisions, the Manager may amend and modify the provisions of this Agreement (including Article IX) and Exhibits A and B hereto to the extent necessary to reflect the admission, substitution or removal of any Member permitted under this Agreement and the election, designation, removal, vacancy or resignation of any Manager (in each case subject to the approval of any such action by the requisite vote of Members entitled to vote pursuant to this Agreement).  Furthermore, the Manager may amend this Agreement, without the consent of the Members, (i) to make a change that is reasonably necessary to cure any ambiguity or inconsistency and to make changes to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, regulation or statute of any governmental body which will not be inconsistent with this Agreement, in both cases, subject to the requirement that no Member be materially and adversely affected; or (ii) to prevent any material and adverse effect to the LLC or any Member arising from the application of legal restrictions to any Member, subject to the requirement that no Member be adversely affected without its consent.

(d)           No Party shall amend, revise, modify or waive this Agreement, including by merger, reorganization, transfer of assets, consolidation, dissolution, issuance or sale of securities or otherwise, in a manner that, directly or indirectly, has an adverse effect on the rights, preferences, privileges of or obligations of the Class C Units under this Agreement or applicable law without the consent of a Majority in Interest of the Class C Members.

(e)           Promptly after entering into any amendment pursuant to this Section 15.1, the Manager shall provide the Members a copy of such amendment.

(f)            Section 3.8 of this Agreement may not be amended without the consent of Theravance Biopharma.

15.2        Power of Attorney.

(a)           By signing this Agreement, each Member hereby makes, constitutes and appoints the Manager with full power of substitution and resubstitution, its true and lawful agent or agents and attorney- or attorneys-in-fact for it and in its name, place and stead, to sign, execute, certify, acknowledge, file and record (i) the Certificate, (ii) all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, pursuant to the Act or this Agreement, and (iii) such other agreements, instruments, elections or documents (a) that may be necessary to reflect the exercise by a Member of any of the powers granted to it under this Agreement, and (b) that may be required of the LLC or of the Members by the laws of Delaware or any other jurisdiction.  Each Member authorizes such agent or attorney-in-fact to take any further action that such agent or attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving such agent or attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such agent or attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  The Manager shall provide to each Member copies of all documents executed pursuant to the power of attorney contained in this Section 15.2.

(b)           The power of attorney granted pursuant to this Section 15.2:

(i)            is a special power of attorney coupled with an interest and is irrevocable;

(ii)           may be exercised by such attorney-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them; and

(iii)          shall survive the assignment by a Member of its Interest, except that where the assignee thereof is admitted as a Member, the power of attorney shall survive such assignment as to the assignor Member for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such admission.

15.3        Withholding.  The LLC shall at all times be entitled to make payments with respect to any Member in amounts required to discharge any obligation of the LLC to withhold or make payments to any governmental authority with respect to any federal, state, local, or other jurisdictional tax liability of such Member arising as a result of such Member’s Interest.  To the extent each such payment satisfies an obligation of the LLC to withhold, with respect to any distribution to a Member on which the LLC did not withhold or with respect to any Member’s allocable share of the income of the LLC, each such payment shall be deemed to be a loan by the LLC to such Member (which loan shall be deemed to be immediately due and payable) and shall not be deemed a distribution to such Member.  The amount of such payments made with respect to such Member, plus interest, on each such amount from the date of each such payment until such amount is repaid to the LLC at an interest rate per annum equal to the prime rate published in the Wall Street Journal on the date of such payment by the LLC with respect to such Member, shall be repaid to the LLC by (a) deduction from any cash distributions made to such Member pursuant to this Agreement, or (b) earlier payment by such Member to the LLC, in each case as determined by the LLC in its discretion.  The LLC may, in its discretion, defer making distributions to any Member owing amounts to the LLC pursuant to this Section 15.3 until such amounts are paid to the LLC and shall in addition exercise any other rights of a creditor with respect to such amounts.  Each Member agrees to indemnify and hold harmless the LLC and each of the Members, from and against liability for taxes, interest, or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to said Member.  Any amount payable as indemnity hereunder by a Member shall be paid promptly to the LLC upon request for such payment from the LLC, and if not so paid, the LLC shall be entitled to claim against and deduct from the Capital Account of, or from any distribution due to, the affected Member for all such amounts.

15.4        Apportionment of Amounts Withheld at the Source or Paid by the LLC.

(a)           If the LLC receives securities disposition proceeds or other income with respect to which taxes have been withheld at the source or with respect to which the LLC makes payments to any taxing authority, the aggregate amount of such taxes so withheld or paid shall be deemed for all purposes of this Agreement to have been received by the LLC and then distributed by the LLC to and among the Members based on the amount of such withholding or other taxes attributable to each Member, as determined by the Manager after consulting with the LLC’s accountants or other advisers, taking into account any differences in the amount of such withholding or other taxes attributable to each Member because of such Member’s status, nationality or other characteristics.  The intent of the preceding sentence is to have the burden of taxes withheld at the source or paid or reimbursed by the LLC borne by those Members to which such withholding or other taxes are attributable to the maximum extent possible.  If the amounts deemed distributed to the Members in accordance with such sentence do not comport with the provisions of this Agreement relating to the apportionment of distributions among the Members, then, notwithstanding such distribution provisions, subsequent distributions to the Members shall be adjusted in an equitable manner by the Manager to reflect the intent of such sentence.

(b)           If the LLC is required to remit cash to a governmental agency in respect of a withholding obligation arising from an in-kind distribution by the LLC or the LLC’s receipt of an in-kind payment, the Manager may cause the LLC to sell an appropriate portion of the property at issue and, to the extent permitted by applicable law (as determined by the Manager), any resulting income or gain shall be allocated solely for income tax purposes entirely to the Member or Members in respect of which such withholding obligation arises (in such proportion as the Manager shall determine in its reasonable discretion).

15.5        Notice to and Consent of Members.  By executing this Agreement, each of the parties hereto acknowledges that it has actual notice of and consents to (a) all of the provisions hereof (including the restrictions on Transfer), and (b) all of the provisions of the Certificate.

15.6        Further Assurances.  The parties agree to execute and deliver any further instruments or documents and perform any additional acts which are or may become necessary to effectuate and carry on the LLC created by this Agreement.

15.7        Binding Effect.  Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding on and inure to the benefit of the Members and their respective transferees, successors, permitted assigns and legal representatives.  If Theravance or the Manager or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) sell, lease, license, transfer or otherwise dispose of all or substantially all of its business or assets to any Person, then, in each case, proper provision shall be made so that such Persons assume the obligations of Theravance and the Manager hereunder.

15.8        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

15.9        Title to LLC Property.  Legal title to all property of the LLC will be held and conveyed in the name of the LLC.

15.10      Dispute Resolution.

(a)           In the event of any dispute, controversy or claim arising under or relating to this Agreement (a “Claim”), the party asserting the Claim (the “Claimant”) shall give written notice (a “Claim Notice”) to the other parties to this Agreement (the “Respondents”).

(b)           The Claim Notice shall specify in reasonable detail the basis of the Claim, including (i) the provisions of this Agreement that it alleges have been breached and (ii) to the extent known to it, the factual basis of such alleged breach.  The Claim Notice need not specify the factual basis of such alleged breach to the extent such facts are not available to Claimant due to confidentiality or other restrictions applicable to the Assigned Drug Programs or Assigned Products or to the extent any Respondent has or could reasonably obtain access to such facts, but has withheld them from Claimant (without regard to any confidentiality obligation or other restriction on disclosure).

(c)           The parties to the dispute (i.e., the Claimant and the Respondents) shall negotiate in good faith to seek to achieve a mutually agreeable resolution of the Claim for fifteen (15) business days after receipt of such Claim by Respondents, or such longer period as they shall mutually agree.  Any such resolution shall be set forth in a written agreement signed by all parties to the dispute.

(d)           If the parties to the dispute do not achieve a mutually agreeable resolution within such time period, the sole recourse of the Claimant to resolve the Claim shall be through binding arbitration in accordance with this Agreement (“Arbitration”).  To initiate such arbitration, the Claimant shall furnish the Respondents written notice (“Arbitration Notice”) of its intent to pursue arbitration within fifteen (15) business days after the end of such time period.

(e)           Each party to the dispute shall (i) take all reasonable steps necessary or advisable in order to properly submit the Claim to Arbitration; (ii) raise no objection to the submission of the Claim to Arbitration; (iii) irrevocably waive, to the fullest extent permitted by law, any objection such party has, or may have, to the submission of the Claim to Arbitration; (iv) irrevocably waive, to the fullest extent permitted by law, any right to have the Claim submitted for resolution in any jurisdiction or venue other than the Arbitration; (v) irrevocably waive, to the fullest extent permitted by law, any and all rights to have the Claim decided by a jury; and (vi) irrevocably waive, to the fullest extent permitted by law, any and all rights to any appeal of the ruling or award of the Arbitrator(s).

(f)            The scope of the arbitration shall be limited solely to the Claim in accordance with this Agreement (including this dispute resolution process).  No other matter may be brought before the Arbitration.

(g)           The Arbitration shall be conducted before a former member of the Delaware Court of Chancery or the Delaware Supreme Court selected in good faith by mutual agreement of the Parties within fifteen (15) business days after the date the Arbitration Notice is delivered by the Claimant, provided that if the Parties cannot reach such mutual agreement within such period, then any party may petition the Delaware Court of Chancery to appoint an arbitrator who shall be a former member of the Delaware Court of Chancery or the Delaware Supreme Court.  If no former member of the Court is willing or able to serve in such capacity, then within ten (10) business days of learning of such unwillingness or unavailability, each party shall select one person to act as arbitrator from a list of arbitrator candidates provided by JAMS, and, within five (5) business days after their selection, the two so selected shall select a third arbitrator (all three collectively, the “Arbitrators”). If the Arbitrators selected by the parties are unable or fail to agree upon the third Arbitrator within the allotted time, the third Arbitrator shall be appointed by JAMS. All Arbitrators shall serve as neutral, independent and impartial arbitrators.

(h)           Subject to the availability of the Arbitrator(s), the parties shall use their commercially reasonable best efforts to complete the Arbitration within ninety (90) days after the Arbitrator(s) is/are appointed (or as promptly thereafter as possible), on a schedule to be negotiated in good faith among the Parties.

(i)            This arbitration provision (including the validity and applicability of the agreement to arbitrate, the conduct of any arbitration, the enforcement of any arbitration award made hereunder and any other questions of arbitration law or procedure arising hereunder) and its interpretation, and any Claim, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.  The location of any arbitration shall be Wilmington, Delaware or such other location as mutually agreed to by the parties.

(j)            The Parties agree that, except as otherwise provided herein, the Arbitration shall proceed in accordance with the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Rules”) effective July 15, 2009, unless the Parties mutually agree to proceed under different rules and procedures.  For the avoidance of doubt, to the extent any rule or procedure set forth in the JAMS Rules conflicts with this Agreement, this Agreement supersedes and trumps any such conflict.  Unless the Parties mutually agree, the following Jams Rules shall not apply to the Arbitration:  Rule 3 and Rule 19(f).  Rule 15(a)(3) shall be limited to exclude exhibits intended to be used solely on cross examination.  Rule 16 shall be further limited such that any subpoena shall be issued only upon prior order of the Arbitrator(s) and upon good cause shown.

(k)           The Claimant shall have the burden of proving any Claim by a preponderance of the evidence, provided that if evidence is not available to Claimants (or any of its parent entities or other Affiliates) due to confidentiality or other restrictions applicable to the Assigned Drug Programs or Assigned Products or the Respondents have obtained or reasonably could obtain access to facts that are relevant to the Arbitration, but have not disclosed them to the Claimant (without regard to any confidentiality obligation or other restriction on disclosure), then the allegations set forth in the Claim Notice shall be taken as true by the Arbitrator and Respondents shall have the burden of refuting such Claim by a preponderance of the evidence.

(l)            The Arbitrator(s) shall be entitled to award any legal and equitable remedies he, she or they deem appropriate in resolving any Claim, provided that no remedy shall violate or give rise to a right to terminate the GSK Agreements.

(m)          A party to a dispute liable to pay a damage remedy shall pay such amount within ten (10) business days after the ruling by the Arbitrator(s).  If any such party (other than the LLC) is liable to pay a damage remedy to another party, it shall pay such amount directly to the party entitled to receive such payment and not to the LLC as a capital contribution.

Theravance shall be required to pay on behalf of the Manager any damage remedy to which the Manager is found liable.

(n)           An Arbitration award, if any, (i) shall be the sole and exclusive remedy with respect to a Claim by a party to a dispute, and (ii) shall be final, non-appealable and binding on the parties to the dispute and may be entered as a judgment in any court of competent jurisdiction as described more fully below.  The parties to this Agreement further agree that any claim, cause of action or proceeding relating to any arbitration sought, compelled or performed hereunder will be brought and pursued only in the U.S. District Court for the District of Delaware or, solely in the case that such federal court does not have jurisdiction, in any Delaware State court (collectively, the “Delaware Courts”).  The parties to this Agreement submit to the exclusive jurisdiction and venue of the Delaware Courts for such purposes, except that any confirmed arbitration award may be enforced in any court having jurisdiction over a party or, to the extent of any in rem action, any of its assets.  The parties to this Agreement further irrevocably waive any objection to the laying of the venue of any such proceeding in the Delaware Courts, any claim that any such proceeding has been brought in an inconvenient or inappropriate forum and any right to a jury trial with regard to any such proceeding.  The relationship between the parties to any dispute arising under this Agreement shall be deemed commercial in nature, and the Claim shall be deemed commercial.

(o)           The parties to this Agreement agree that, subject to any non-waivable disclosure obligations under applicable law, the Arbitration, and all matters relating thereto or arising thereunder, including, without limitation, the existence of any Claim, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third-party discovery proceedings, including any discovery obtained pursuant thereto, and any decision of the Arbitrator(s) or award), shall be kept strictly confidential, and each party hereby agrees that such information shall not be disclosed beyond:  (i) the Arbitrator(s); (ii) the participants in the Arbitration and their respective legal counsel; (iii) those agents assisting the Parties in the preparation or presentation of the Arbitration; provided such agents are contractually or legally required to preserve the confidentiality of such information as contemplated by this Agreement; (iv) other employees or agents of the Parties with a need to know such information who are contractually required to preserve the confidentiality of such information as contemplated by this Agreement.  The parties to this Agreement further agree that they will, to the fullest extent permitted by law, file under seal any claim, cause of action or proceeding relating to any arbitration sought, compelled or performed hereunder or any arbitration ruling or award issued.  Disclosure under this Section 15.10, including any authorized disclosure by the disclosing party, does not relieve the receiving party of its obligations of confidentiality generally under this Agreement.  In no event will the receiving party or its officers, directors, employees, attorneys, accountants, financial advisors, contractors or agents oppose an action by the disclosing party to obtain a protective order, order sealing documents, or other relief requiring that confidential information to be disclosed shall be treated confidentially in connection with any claim, action or proceeding.

(p)           Each party to a dispute shall pay its own costs and expenses in any Arbitration, except that the Arbitrator(s) at his, her or their sole discretion may require the non-prevailing party to the Arbitration to pay the costs and expenses of the prevailing party.

15.11      Entire Agreement.  This Agreement, the Exhibits and Attachments hereto, and the portions of the Master Agreement that relate to the LLC (collectively, the “Entire Agreements”) constitute the entire agreement among the parties with respect to the subject matter herein.  The Entire Agreements replace and supersede all prior agreements by and among the Members or any of them with respect to the subject matter herein.  The Entire Agreements supersede all prior written and oral statements with respect to the subject matter herein; and no representation, statement, condition or warranty not contained in the Entire Agreements with respect to the subject matter herein will be binding on the Members or the LLC or have any force or effect whatsoever.

15.12      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For the avoidance of doubt, affirmation or signature of this Agreement or Unit purchase or issuance agreement by electronic means (an “Electronic Signature”) shall, to the extent permitted by law, constitute the execution and delivery of a counterpart of this Agreement or a Unit purchase or issuance agreement by or on behalf of such Person intending to be bound by the terms of this Agreement.  The parties hereto agree that this Agreement, each Unit purchase or issuance agreement and any additional information incidental thereto may be maintained as electronic records.  Any Person providing an Electronic Signature further agrees to take any and all additional actions, if any, evidencing their intent to be bound by the terms of this Agreement, as may be reasonably requested by the Manager.

15.13      No State-law Partnership.  The Members intend that the LLC not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than for U.S. federal income tax purposes as set forth in Section 15.14, and neither this Agreement nor any other document entered into by the LLC or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

15.14      Tax Classification.  It is the intent of the Members that, prior to any conversion of the LLC to a corporate legal entity in compliance with the provisions of this Agreement, the LLC shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes at all times that it has two (2) or more Members and as a disregarded entity for federal, state and local income and franchise tax purposes at all times that it has one (1) Member.  In accordance therewith, (a) no Member or Manager shall file any election with any taxing authority to have the LLC treated otherwise, and (b) each Member and Manager hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment.  The Members and Manager agree that at all times that the LLC has two (2) or more Members, except as otherwise required by applicable law, they (i) will not cause or permit the LLC to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) will cause the LLC to make any election reasonably determined by the Tax Matters Member to be necessary or appropriate in order to ensure the treatment of the LLC as a partnership for all tax purposes; (iii) will cause the LLC to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes; and (iv) have not taken, and will not take, any action that would be inconsistent with the treatment of the LLC as a partnership for such purposes.

15.15      Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the LLC effective during the term of this Agreement, or in conflict with or prohibited by Section 3.12: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, unenforceable or conflicting provision had never comprised a part of this Agreement and to give effect to Section 3.12 to the maximum extent possible to reflect the intention of the parties; and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unenforceable or conflicting provision or by its severance from this Agreement.

15.16      No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.  Notwithstanding the foregoing, any Person that is entitled to be indemnified by the LLC pursuant to Section 13.1 shall be entitled to enforce its right to indemnification therein.

15.17      Interpretation.  The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties.  When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders.  The parties intend that no provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

15.18      Aggregation of Units.  All Units held or acquired by Affiliates of Members shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

MEMBERS:

THERAVANCE, INC.

By:	/s/ Michael W. Aguiar

Name:	Michael W. Aguiar

Title:	Chief Financial Officer

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

MANAGER:

THERAVANCE, INC.

By:	/s/ Michael W. Aguiar

Name:	Michael W. Aguiar

Title:	Chief Financial Officer

SIGNATURE PAGE TO THERAVANCE RESPIRATORY COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LLC:

THERAVANCE RESPIRATORY COMPANY, LLC

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer and President

SIGNATURE PAGE TO THERAVANCE RESPIRATORY COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A

MEMBERS; UNITS

Class A Members	Number of Class A Units

Theravance, Inc.	750
901 Gateway Boulevard
South San Francisco, CA 94080

Total Class A Units	750

Class B Members(1)	Number of Class B Units(1)

Theravance Biopharma, Inc.	2,125
Ugland House, South Church Street
George Town
Grand Cayman, Cayman Islands

Total Class B Units	2,125

Class C Members(1)	Number of Class C Units(1)

Theravance, Inc.	750
901 Gateway Boulevard
South San Francisco, CA 94080

Theravance Biopharma, Inc.	6,375
Ugland House, South Church Street
George Town
Grand Cayman, Cayman Islands

Total Class C Units	7,125

TOTAL UNITS	10,000

(1)  After giving effect to the Theravance Biopharma Transfer.

A-1

EXHIBIT B

MANAGER; OFFICERS; TAX MATTERS MEMBER

Manager:

Theravance, Inc.

Officers:

Rick E Winningham, Chief Executive Officer and President

Michael W. Aguiar, Chief Financial Officer, Treasurer and Secretary

Tax Matters Member:

Theravance, Inc.

B-1

EXHIBIT C

ASSIGNED RIGHTS AND BENEFITS AND ASSUMED LIABILITIES

The Assignment of rights and benefits of Theravance under the Collaboration Agreement relating to Assigned Collaboration Products and the Assumption of Liabilities of Theravance under the Collaboration Agreement relating to Assigned Collaboration Products shall include, without limitation, the following rights, benefits and Liabilities (capitalized terms not otherwise defined shall have the meaning given them in the Collaboration Agreement):

1.                                      The obligation of the LLC pursuant to Section 2.1 of the Collaboration Agreement to license to GSK any Theravance Patents, Theravance Know-How and Theravance’s rights in the Joint Inventions to the extent such any such assets are included in the Assigned Assets assigned to the LLC pursuant to this Agreement.

2.                                      The right to grant the prior written consent to any sublicense or subcontract relating to the development or manufacture of any Assigned Collaboration Product pursuant to Section 2.2 of the Collaboration Agreement, and to require GSK to secure all appropriate covenants, obligations and rights from any such sublicensee or subcontractor relating to such sublicense or subcontract.

3.                                     The right to enforce the obligations of GSK with respect to trademark and housemarks under Section 2.3 of the Collaboration Agreement to the extent such obligations relate to any Assigned Collaboration Product and the obligation to perform the obligations of Theravance under Section 2.3 of the Collaboration Agreement to the extent relating to the Assigned Collaboration Products.  For the avoidance of doubt, the LLC shall own all Theravance Inventions invented after the Contribution Date that relate primarily to the Assigned Collaboration Products and shall have a non-exclusive license to all Joint Inventions invented after the Contribution Date to the extent useful in the development and commercialization of the Assigned Collaboration Products.

4.                                      The right to enforce GSK’s obligations to use Diligent Efforts, as modified pursuant to Section 3.1 of the Collaboration Amendment Agreement (as defined in the Agreement), to the extent relating to any Assigned Collaboration Product.

5.                                      The right to require GSK to bear costs and expenses pursuant to Section 4.2.2 of the Collaboration Agreement to the extent such costs and expenses relate to Assigned Collaboration Products.

6.                                      The right to receive update reports pursuant to Section 4.2.3(c) of the Collaboration Agreement to the extent such reports relate to Assigned Collaboration Products.

7.                                      The right to enforce GSK’s obligations pursuant to Section 4.2.4 of the Collaboration Agreement to the extent relating to the Development of Assigned Collaboration Products.

8.                                      The right to enforce GSK’s obligations pursuant to Section 4.5.2. of the Collaboration Agreement to the extent relating to any GSK Discontinued Compound to the extent such compound is an Assigned Collaboration Product.

9.                                      The right to receive a Theravance Discontinued Compound that is reverted pursuant to Section 4.5.3 of the Collaboration Agreement to the extent such compound is an Assigned Collaboration Product, provided that the LLC shall comply with the obligations with respect to such reverted compound set forth in such section.

10.                               The right to enforce GSK’s obligations pursuant to, and the obligation to comply with Section 4.5.4 of the Collaboration Agreement to the extent there is an Assigned Collaboration Product being Developed under the Collaboration Agreement.

11.                               The right to require GSK to Commercialize Assigned Collaboration Products pursuant to Article 5 of the Collaboration Agreement, including the right to enforce GSK’s obligation to bears costs and expenses pursuant to Section 5.3.1 of the Collaboration Agreement to the extent related to Assigned Collaboration Products and to receive any reports relating thereto pursuant to Article 5, as modified by the Collaboration Amendment Agreement.

12.                               The obligation to comply with Section 5.3.3 of the Collaboration Agreement to the extent it applies to Assigned Collaboration Products.

13.                               The right to receive all milestone payments payable by GSK pursuant to Section 6.2.2 of the Collaboration Agreement relating to Assigned Collaboration Products.

14.                               The obligation to make all milestone payments payable pursuant to Section 6.2.3 of the Collaboration Agreement relating to Assigned Collaboration Products.

15.                               The right to receive and the obligation to deliver notices of Development Milestones pursuant to Section 6.2.4 of the Collaboration Agreement relating to Assigned Collaboration Products.

16.                               The right to receive all royalties payable by GSK pursuant to Section 6.3 of the Collaboration Agreement relating to Assigned Collaboration Products.

17.                               The right to enforce the obligations of GSK pursuant to Section 6.4 through 6.10 of the Collaboration Agreement with respect to royalties payable by GSK relating to Assigned Collaboration Products.

18.                               The right to enforce the obligations of GSK, and the obligation to perform the obligations of Theravance, pursuant to Article 7 of the Collaboration Agreement with respect to promotional materials and samples relating to the Assigned Collaboration Products.

19.                               The right to enforce the obligations of GSK, and the obligation to perform the obligations of Theravance, pursuant to Article 8 of the Collaboration Agreement with respect to regulatory matters relating to the Assigned Collaboration Products.

20.                               The right to enforce the obligations of GSK pursuant to Article 9 of the Collaboration Agreement with respect to orders, supply and returns relating to the Assigned Collaboration Products.

21.                               The right to enforce the obligations of GSK pursuant to Article 10 of the Collaboration Agreement to the extent applicable to the Assigned Collaboration Products, and the obligation to comply with the confidentiality and use restrictions applicable to Confidential Information in Section 10.1 of the Collaboration Agreement (including Section 10.5 thereof) to the extent relating to Confidential Information received by the LLC, subject to the permitted disclosure and use restriction set forth in Section 10.2 of the Collaboration Agreement.

22.                               The obligation to comply with the restrictions on publications and public announcements in Sections 10.3 and 10.4 of the Collaboration Agreement, respectively, to the extent relating to Confidential Information received by the LLC.

23.                               The obligation to comply with Section 11.4 of the Collaboration Agreement and the right to enforce the obligations of GSK pursuant to Section 11.4 of the Collaboration Agreement, in each case  to the extent applicable to the rights and obligations under the Collaboration Agreement assigned to the LLC pursuant to Section 4.1(a)(ii) hereof.

24.                               The right to be indemnified by GSK pursuant to Section 12.1 of the Collaboration Agreement, subject to the limitations and conditions contained therein, relating to the rights and benefits assigned to it pursuant to Section 4.1(a)(ii) hereof.

25.                               The obligation to indemnify GSK and others  pursuant to Section 12.2 of the Collaboration Agreement, subject to the limitations and conditions contained therein, for Losses relating to the Liabilities assumed by the LLC pursuant to the first sentence of Section 4.1(c)(ii) hereof.

26.                               The obligations pursuant to Section 13.1.1 of the Collaboration Agreement to prosecute and maintain Theravance Patents and related applications to the extent they primarily relate to the Assigned Collaboration Products and the right to enforce GSK’s obligations to pay out-of-pocket costs and expenses pursuant to such section.

27.                               The right to enforce the obligations of GSK, and perform the obligations of Theravance, pursuant to Section 13.1.2 of the Collaboration Agreement to prosecute and maintain Patents covering Joint Inventions, to the extent primarily related to Assigned Collaboration Products.

28.                               The right to enforce the obligations of GSK pursuant to Section 13.1.3 of the Collaboration Agreement to prosecute and maintain GSK Patents and related applications to the extent  primarily related to an Assigned Collaboration Product.

29.                               The right to (i) exercise the step-in rights pursuant to Section 13.1.5 of the Collaboration Agreement, to the extent such GSK Patents or claims primarily relate to an Assigned Collaboration Product, and (ii) require GSK to perform, and the obligation to perform, the rights and obligations of the Parties set forth in Sections 13.1.6 and 13.1.7, to the extent they relate to the Assigned Collaboration Products.

30.                               The obligation to assist and cooperate, and the right to require GSK to assist or cooperate, with respect to Patent Infringement Claims pursuant to Section 13.2.1 of the Collaboration Agreement to the extent such claims primarily relate to an Assigned Collaboration Product.

31.                               The rights to defend the infringement of a Theravance Patents pursuant to Section 13.2.2 of the Collaboration Agreement to the extent primarily related to an Assigned Collaboration Product.

32.                               The right to join GSK as a party-plaintiff in an infringement action pursuant to Section 13.2.3 of the Collaboration Agreement to the extent that such action primarily relates to an Assigned Collaboration Product.

33.                               The right to receive, and the obligation to give, a Hatch-Waxman Certification under Section 13.3 of the Collaboration Agreement to the extent the GSK Patent or Theravance Patent which is the subject of such notice primarily relates to an Assigned Collaboration Product.

34.                               The right to receive and the obligation to give assistance pursuant to Section 13.4 of the Collaboration Agreement with respect to a legal action covered by Article 13 of the Collaboration Agreement to the extent such legal action primarily relates to an Assigned Collaboration Product.

35.                               The right and obligation to give written consent with respect to a suit pursuant to Section 13.5 of the Collaboration Agreement to the extent such suit primarily relates to an Assigned Collaboration Product.

36.                               The right to terminate the Collaboration Agreement pursuant to Section 14.2 of the Collaboration Agreement if GSK materially breaches or defaults in the performance of any obligations under the Collaboration Agreement, subject to the cure rights specified therein, if such breach or default relates to an Assigned Collaboration Product; provided that such right may only be exercised with the consent of Theravance (so long as it retains a portion of the Collaboration Agreement) and all assignees to which portions of the Collaboration Agreement have been assigned; and provided, further, that such condition on the right to terminate will not limit any other available rights or remedies.

37.                               The right to dispute GSK’s termination of a Terminated Development Collaboration Product pursuant to Section 14.3 of the Collaboration Agreement, if such product is an Assigned Collaboration Product.

38.                               The right to dispute GSK’s termination of a Terminated Commercialized Collaboration Product pursuant to Section 14.4 of the Collaboration Agreement, if such product is an Assigned Collaboration Product.

39.                               Upon termination of the Collaboration Agreement to which Section 14.6.1(a) of the Collaboration Agreement applies, the obligation to transfer data and materials related to specified Collaboration Products to the extent such products are Assigned Collaboration Products.

40.                               Upon termination of the Collaboration Agreement to which Section 14.6.1(b) of the Collaboration Agreement applies, the right to receive (i) data and materials related to Theravance Compounds, (ii) regulatory filings, (iii) access rights, and (iv) rights to bring an action against GSK, in each case to the extent such compounds are Assigned Collaboration Products.

41.                               Upon termination of the Collaboration Agreement to which Section 14.6.2 of the Collaboration Agreement applies, if the Collaboration Product terminated after initiation of the first Phase III Study with respect to such product is an Assigned Collaboration Product, the rights set forth in Sections 14.6.2(a) through (d) thereof, subject to Section 14.6.2(e) thereof.

42.                               Upon termination of the Collaboration Agreement to which Section 14.6.3 of the Collaboration Agreement applies, if the Terminated Commercialized Collaboration Product is an Assigned Collaboration Product, the rights set forth in Sections 14.6.3(a) through (d) and (f) thereof, subject to Sections 14.6.3(e) thereof.

43.                               Upon termination of the Collaboration Agreement to which Section 14.6.4 of the Collaboration Agreement applies, the right receive the (i) materials, (ii) regulatory filings, (iii) license filings and (iv) stock, as specified therein, and the right to limit further Development work by GSK, as specified therein, in each case to the extent such rights relate to an Assigned Collaboration Product.

44.                               The right to receive royalties payable by GSK pursuant to Section 14.9, and the obligation to pay royalties to GSK after termination of the Collaboration Agreement pursuant to Section 14.9 thereof to the extent that the product giving rise to such payment obligation is developed and commercialized by the LLC.